UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2025

BIG 5 SPORTING GOODS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-49850	95-4388794
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 East El Segundo Boulevard,
El Segundo, California	90245
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 536-0611

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BGFV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On June 29, 2025, Big 5 Sporting Goods Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Worldwide Sports Group Holdings LLC, a Delaware limited liability company (“Parent”), WSG Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 9.13 thereof, Worldwide Golf Group LLC, a Delaware limited liability company (“Guarantor”), pursuant to which, and on the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

Subject to the terms and conditions of the Merger Agreement, each share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”) that is issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than any shares of Company Common Stock (i) owned immediately prior to the Effective Time by Parent, Merger Sub or the Company or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company or (ii) owned by Company stockholders who are entitled to demand and have properly and validly demanded their appraisal rights under Delaware law, will be canceled and extinguished and automatically converted into the right to receive $1.45 per share in cash, without interest and subject to any applicable withholding taxes (the “Merger Consideration”).

In addition, at the Effective Time, each outstanding option to purchase shares of Company Common Stock (the “Company Options”) will be automatically canceled and converted into the right to receive an amount in cash (without interest), if any, equal to (i) the product obtained by multiplying (x) the number of shares of Company Common Stock underlying such Company Options immediately prior to the Effective Time, by (y) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Options, less (ii) any applicable withholding taxes. For the avoidance of doubt, if the exercise price payable in respect of a share of Company Common Stock underlying a Company Option equals or exceeds the Merger Consideration, such Company Option shall be canceled for no consideration.

At the Effective Time, each outstanding award of restricted stock units covering shares of Company Common Stock (“Company RSU Award”) will be automatically canceled and converted into the right to receive an amount in cash (without interest) equal to the (i) the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock underlying such Company RSU Award as of the Effective Time, less (ii) any applicable withholding taxes.

At the Effective Time, each outstanding Company restricted share (each a “Company Restricted Share”) will be automatically canceled and converted into the right to receive an amount in cash (without interest) equal to the Merger Consideration plus any unpaid dividends that accrued on such Company Restricted Share prior to the Effective Time.

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating the Company to use reasonable best efforts to conduct its business between signing and closing in the ordinary course consistent with past practice in all material respects and not to engage in certain specified activities without Parent’s prior consent. In addition, subject to certain exceptions, the Company has agreed not to solicit, initiate, knowingly facilitate or knowingly encourage the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement), or take certain other restricted actions in connection therewith. Notwithstanding the foregoing, if the Company receives an unsolicited bona fide Acquisition Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement that the board of directors of the Company (the “Board”) determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be likely to lead to a Superior Offer (as defined in the Merger Agreement), and that the failure to take such action would be inconsistent with the directors’ fiduciary duties, the Company may take certain actions to participate in discussions and negotiations and furnish information with respect to such Acquisition Proposal, subject to the terms of the Merger Agreement.

Pursuant to the terms of the Merger Agreement, the Company has agreed to prepare and file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) and, subject to certain exceptions, the Board will recommend that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement be adopted by the Company’s stockholders at a special meeting of the Company’s stockholders (the “Company Board Recommendation”). However, subject to the satisfaction of certain terms and conditions, the Company and the Board, as applicable, are permitted to take certain actions which may, as more fully described in the Merger Agreement, include changing the Company Board Recommendation and entering into a definitive agreement with respect to a Superior Offer if, among other things, the Board has concluded in good faith after consultation with its financial advisors and outside legal counsel that the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law.

Consummation of the Merger is subject to certain closing conditions, including, among other things, (i) approval by the Company’s stockholders, (ii) the absence of any orders or injunctions by any governmental entity that would prohibit consummation of the Merger and (iii) the absence of a Material Adverse Effect and (iv) the Inventory of the Company equaling or exceeding the Inventory Threshold Requirement (as described in the Merger Agreement). Each party’s obligation to consummate the Merger is also subject to other specified customary conditions, including regarding the accuracy of the representations and warranties of the other party, subject to applicable materiality standards, and the performance in all material respects by the other party of its obligations under the Merger Agreement required to be performed on or prior to the date of the Closing.

The Merger Agreement also contains certain customary termination rights in favor of each of the Company and Parent, including the Company’s right, subject to certain limitations, to terminate the Merger Agreement in certain circumstances to accept a Superior Offer and Parent’s right to terminate the Merger Agreement if the Board changes its Company Board Recommendation. In addition, either Parent or the Company may terminate the Merger Agreement if (i) the Merger has not been successfully completed by November 26, 2025 (the “End Date”); (ii) a governmental authority of competent jurisdiction has issued a final non-appealable governmental order prohibiting the Merger, (iii) the Company’s stockholders fail to adopt the Merger Agreement, or (iv) the other party breaches its representations, warranties or covenants in the Merger Agreement, subject in certain cases, to materiality qualifiers or the right of the breaching party to cure the breach. Parent and the Company may also terminate the Merger Agreement by mutual written consent. The Company may also terminate if Parent refuses to close when required by the terms of the Merger Agreement, subject to certain exceptions.

In connection with a termination of the Merger Agreement under certain specified circumstances, including due to a change in the Company Board Recommendation, the entry by the Company into a definitive agreement with respect to a Superior Offer, or certain other triggering events set forth in the Merger Agreement, the Company may be required to pay Parent a termination fee of $2,000,000.

In addition, in certain specified circumstances further described in the Merger Agreement, in connection with the termination of the Merger Agreement, Parent will be required to pay the Company a termination fee of $3,000,000 upon termination of the Merger Agreement, including if the Company terminates the Merger Agreement as a result of an uncured material breach of the Merger Agreement by the Parent, or as a result of the Parent’s failure to close when otherwise obligated pursuant to the Merger Agreement.

The Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its stockholders, (ii) declared it advisable for the Company to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the other transactions contemplated thereby, including the Merger, and (iv) resolved to recommend that the stockholders of the Company adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger.

The foregoing description of the Merger Agreement and the transactions contemplated thereunder is not complete, is subject to, and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is hereby filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated herein by reference. The Merger Agreement and the foregoing description thereof have been included to provide investors and stockholders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company, Parent, Merger Sub, Guarantor or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to investors and stockholders and reports and documents filed with the SEC, and are also qualified in important part by a confidential disclosure schedule delivered by the Company to Parent in connection with the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will file in connection with the Merger, as well as in the other filings that the Company has filed or may file with the SEC.

Item 7.01	Regulation FD Disclosure.

On June 30, 2025, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is hereby furnished as Exhibit 99.1 to this Current Report.

The information contained in this Item 7.01 and in Exhibit 99.1 of this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of June 29, 2025, by and among Big 5 Sporting Goods Corporation, Worldwide Sports Group Holdings LLC, WSG Merger LLC and Worldwide Golf Group LLC.

99.1	Joint Press Release, dated June 30, 2025.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

*

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any exhibits or schedules so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG 5 SPORTING GOODS CORPORATION

Date: June 30, 2025	By:	/s/ Barry D. Emerson
Barry D. Emerson Executive Vice President, Chief Financial Officer and Treasurer

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this communication that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the proposed acquisition of Big 5 Sporting Goods Corporation (“Big 5”) and the expected timing thereof. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on Big 5, Worldwide Golf and Capitol Hill Group’s management’s current expectations, estimates, projections, beliefs and assumptions made by Big 5, Worldwide Golf and Capitol Hill Group, all of which are subject to change. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond Big 5, Worldwide Golf and Capitol Hill Group’s control, and are not guarantees of future results. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements and you should not place undue reliance on any such statements, and caution must be exercised in relying on forward-looking statements. The following factors could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed merger may not be completed in a timely manner or at all or that the approval of Big 5’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed merger; (iii) the possibility that competing offers or acquisition proposals for Big 5 will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require Big 5 to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the merger on Big 5, Worldwide Golf or Capitol Hill Group’s ability to retain and hire key personnel, or their respective operating results and business generally, (vii) there may be liabilities related to the merger that are not known, probable or estimable at this time or unexpected costs, charges or expenses; (viii) the merger may result in the diversion of Big 5, Worldwide Golf or Capitol Hill Group’s management’s time and attention to issues relating to the merger; (ix) there may be significant transaction costs in connection with the merger; (x) legal proceedings or regulatory actions may be instituted against Big 5, Worldwide Golf or Capitol Hill Group following the announcement of the merger, which may have an unfavorable outcome; (xi) Big 5’s stock price may decline significantly if the merger is not consummated; (xii) the ability of Worldwide Golf and Capitol Hill Group to integrate and implement their respective plans, forecasts and other expectations with respect to Big 5’s business after the completion of the proposed transaction and realize additional opportunities for growth and innovation; (xiii) Big 5, Worldwide Golf and Capitol Hill Group’s ability to implement their respective business strategies; (xiv) the risks related to Worldwide Golf and Capitol Hill Group’s financing of the proposed transaction; and (xv) the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities or current or future pandemics or epidemics, as well as Big 5, Worldwide Golf and Capitol Hill Group’s response to any of the aforementioned factors. In addition, a number of other important factors could cause Big 5’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including but not limited to those important factors discussed under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of Big 5’s Annual Report on Form 10-K for its fiscal year ended December 29, 2024, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by Big 5, each as filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in Big 5’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and the Investor

Relations section of Big 5’s website at https://www.big5sportinggoods.com/store/company/investorrelations. These risks should not be considered a complete statement of all potential risks and uncertainty, and are discussed more fully, along with other risks associated with the proposed transaction, in the Proxy Statement (as defined below) to be filed with the SEC in connection with the proposed transaction. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, Big 5 does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing Big 5’s views as of any date subsequent to the date of this communication.

Additional Information

This communication may be deemed solicitation material in respect of the proposed acquisition of Big 5. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed merger. Big 5 expects to file with the SEC a proxy statement (the “Proxy Statement”), the definitive version of which will be sent or provided to Big 5 stockholders, and other relevant documents in connection with the proposed merger. This document is not a substitute for the Proxy Statement or any other document which Big 5 may file with the SEC. Investors and securityholders of Big 5 are urged to read the Proxy Statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about the Company and the proposed merger. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Big 5 with the SEC at the SEC’s website at www.sec.gov and at Big 5’s website at https://www.big5sportinggoods.com/store/company/investorrelations.

Participants in the Solicitation

Big 5 and certain of its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed merger. Information regarding Big 5’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Big 5’s proxy statement for its 2025 annual meeting of stockholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on April 23, 2025, and will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the proposed transaction (if and when they become available). To the extent holdings of Big 5’s securities by its directors or executive officers have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement relating to the proposed transaction when it is filed with the SEC. Investors and security holders may obtain free copies of these documents using the sources indicated above.

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BIG 5 SPORTING GOODS CORPORATION

WORLDWIDE SPORTS GROUP HOLDINGS LLC,

WSG MERGER LLC

and

WORLDWIDE GOLF GROUP LLC

dated as of

JUNE 29, 2025

Table of Contents

	Section 1

	THE MERGER

1.1	The Closing	1
1.2	The Merger	2
1.3	Conversion of Shares	2
1.4	Surrender of Certificates; Stock Transfer Books	3
1.5	Dissenters’ Rights	5
1.6	Treatment of Company Equity Compensation	6
1.7	Further Action	7

	Section 2

	THE SURVIVING CORPORATION

2.1	Certificate of Incorporation and Bylaws; Directors and Officers	7

	Section 3

	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Due Organization; Subsidiaries, Etc.	8
3.2	Certificate of Incorporation and Bylaws	9
3.3	Capitalization	9
3.4	SEC Filings; Financial Statements	11
3.5	Absence of Changes; No Material Adverse Effect	13
3.6	Title to Assets	13
3.7	Real Property	13
3.8	Intellectual Property	16
3.9	Contracts	19
3.10	Major Suppliers	22
3.11	Inventory	22
3.12	Quality and Safety of Products	22
3.13	Liabilities	23
3.14	Compliance with Legal Requirements	23
3.15	Certain Business Practices	24
3.16	Tax Matters	24
3.17	Employee Matters; Benefit Plans	26
3.18	Environmental Matters	31
3.19	Insurance	32
3.20	Legal Proceedings; Orders	32
3.21	Authority; Binding Nature of Agreement	33
3.22	Non-Contravention; Consents	33

3.23	Takeover Laws	34
3.24	Opinion of Financial Advisors	34
3.25	Brokers and Other Advisors	34
3.26	Acknowledgment by the Company	34
3.27	No Other Representations or Warranties	35

	Section 4

	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1	Due Organization	35
4.2	Merger Sub	35
4.3	Authority; Binding Nature of Agreement	35
4.4	Non-Contravention; Consents	36
4.5	Disclosure	36
4.6	Absence of Litigation	36
4.7	Financing	37
4.8	Ownership of Shares	38
4.9	Acknowledgment by Parent and Merger Sub	38

	Section 5

	CERTAIN COVENANTS OF THE COMPANY

5.1	Access and Investigation	39
5.2	Operation of the Company’s Business	40
5.3	Stockholder Meeting; Proxy Statement	44
5.4	No Solicitation	46

	Section 6

	ADDITIONAL COVENANTS OF THE PARTIES

6.1	Company Board Recommendation	49
6.2	Employee Benefits	51
6.3	Financing	53
6.4	Indemnification of Officers and Directors	59
6.5	Stockholder Litigation	61
6.6	Additional Agreements	61
6.7	Disclosure	62
6.8	Takeover Laws	62
6.9	Section 16 Matters	62
6.10	Stock Exchange Delisting; Deregistration	63
6.11	Estoppel Certificates	63
6.12	Financial Statements	63

	Section 7

	CONDITIONS PRECEDENT TO THE MERGER

7.1	Condition to the Obligations of Each Party	63
7.2	Conditions to the Obligations of Parent and Merger Sub	64
7.3	Conditions to the Obligations of the Company	65
7.4	Waiver of Conditions	65

	Section 8

	TERMINATION

8.1	Termination	65
8.2	Effect of Termination	67
8.3	Expenses; Termination Fees	67

	Section 9

	MISCELLANEOUS PROVISIONS

9.1	Amendment	69
9.2	Waiver	70
9.3	No Survival of Representations and Warranties	70
9.4	Entire Agreement; Counterparts	70
9.5	Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies	70
9.6	Assignability	71
9.7	No Third-Party Beneficiaries	72
9.8	Notices	72
9.9	Severability	73
9.10	Obligation of Parent	74
9.11	Debt Financing Source Matters	74
9.12	Construction	75
9.13	Guarantee	77

Exhibits
Exhibit A	Certain Definitions

Annexes
Annex I	Form of Certificate of Incorporation of the Surviving Corporation
Annex II	Form of Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 29, 2025, by and among Worldwide Sports Group Holdings LLC, a Delaware limited liability company (“Parent”); WSG Merger LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Parent (“Merger Sub”); Big 5 Sporting Goods Corporation, a Delaware corporation (the “Company”); and, solely for purposes of Section 9.13, Worldwide Golf Group LLC, a Delaware limited liability company (“Guarantor”). Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, it is proposed that the Parties effect the acquisition of the Company through the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, the Board of Directors has unanimously (i) determined that this Agreement and the Transactions, including the Merger, with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, are fair to, and in the best interests of, the Company and its stockholders, (ii) declared it advisable for the Company to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iv) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Transactions, including the Merger;

WHEREAS, the sole member of each of Parent and Merger Sub has approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

SECTION 1

THE MERGER

1.1 The Closing. Unless this Agreement shall have been terminated pursuant to Section 8, and unless otherwise mutually agreed in writing among the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely via the electronic exchange of signatures at 8:00 a.m. Eastern Time on the date that is three (3) Business Days following the Condition Satisfaction Date (but subject to the satisfaction of those conditions which, by their terms or nature, are to be satisfied at the Closing). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.2 The Merger.

(a) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective.

(b) The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time, the “Effective Time”).

(c) The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease with the Company continuing as the Surviving Corporation, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the obligations, debts, liabilities and duties of the Company and Merger Sub shall become the obligations, debts, liabilities and duties of the Surviving Corporation.

1.3 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company, the following will occur:

(i) any shares of Company Common Stock (the “Shares”) held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares held immediately prior to the Effective Time by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or the Company shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Section 1.3(b), each Share issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, which shall have only those rights set forth in Section 1.5, and excluding Company Restricted Shares, which shall have only those rights set forth in Section 1.6(c)) shall be converted into the right to receive (A) $1.45 per Share in cash (the “Merger Consideration”), without interest and subject to any withholding of Taxes in accordance with Section 1.4(f); and

(iv) each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

From and after the Effective Time, subject to this Section 1.3(a), all Shares held immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without any interest thereon and subject to any withholding of Taxes therefor, upon the surrender of such Shares in accordance with Section 1.4.

(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration and any other similarly dependent items (including the Company Equity Award Consideration) shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 1.3(b) shall be construed to permit the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

1.4 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall appoint the Company’s transfer agent or designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) for the purposes of exchanging Shares represented by a certificate evidencing such Shares (the “Certificates”) and Book-Entry Shares for the Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 1.3. On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.3(a)(iii) (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration in the Merger. Pending its disbursement in accordance with this Section 1.4, the Payment Fund shall be invested by the Exchange Agent, if so directed by the Surviving Corporation; provided that any such investment, if made, shall be (w) in obligations of or guaranteed by the United States of America, (x) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or S&P Global Inc., respectively, (y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (z) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of the Certificates or Book-Entry Shares, who, in each case was entitled to receive the Merger Consideration pursuant to Section 1.3, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.4(g), if applicable) to the Exchange Agent, or, in the case of Book-Entry Shares, a customary agent’s message generated in accordance with The Depository Trust Company’s (“DTC”) procedures, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Merger Consideration issuable and payable in respect of such Shares pursuant to Section 1.3. Upon surrender to the Exchange Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.4(g), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive, in exchange therefor, the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 1.4(b) under any circumstance. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.4, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 1.3.

(c) Notwithstanding the foregoing, where Book-Entry Shares are held through DTC or any similar electronic registration system, the Exchange Agent shall process such Shares in accordance with DTC’s customary procedures for book-entry transfer and payment. In connection therewith, holders whose Shares are maintained electronically need not deliver any physical certificate or executed letter of transmittal. Instead, an electronic “agent’s message” or equivalent instruction as provided by DTC, subject to applicable DTC rules and procedures, or such other evidence, if any, as the Exchange Agent may reasonably request shall serve as confirmation of the surrender of such Book-Entry Shares and trigger the payment of the Merger Consideration.

(d) At any time following the 12-month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.3) which had been made available to the Exchange Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Exchange Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of Certificates or Book-Entry Shares for the Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Agreement.

(f) Each of the Company, the Surviving Corporation, Parent and Merger Sub, and their Affiliates, shall be entitled to deduct and withhold (or cause the Exchange Agent to deduct and withhold) from any amount payable to any Person pursuant to this Agreement such amounts as it is required by any Legal Requirement to deduct and withhold. To the extent that amounts are so deducted or withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Exchange Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.4(f)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Section 1.

1.5 Dissenters’ Rights. Notwithstanding anything to the contrary contained in this Agreement, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be automatically canceled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive only the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.4(f)), without interest, and such Shares shall not be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Parent and Merger Sub shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Merger Sub, settle or offer to settle, or make any payment with respect to, any such demands, or agree or commit to do any of the foregoing.

1.6 Treatment of Company Equity Compensation.

(a) Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time (after giving effect to the Effective Time) shall be canceled and converted into the right to receive a cash payment, without interest, equal to (1) the excess, if any, of (A) the Merger Consideration over (B) the per-Share exercise price for such Company Option, multiplied by (2) the total number of Shares subject to such Company Option immediately prior to the Effective Time (the “Company Option Consideration”); provided that if the exercise price per Share of such Company Option is equal to or greater than the Merger Consideration (each, an “Out of the Money Company Option”), such Out of the Money Company Option shall be canceled without any cash payment or other consideration being made in respect thereof. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Company Option, the Company Option Consideration (if any), less any required withholding Taxes, as promptly as practicable (and in no event later than the next regularly scheduled payroll date) following the Effective Time.

(b) Company RSU Awards. At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the total number of Shares underlying such Company RSU Award, multiplied by (B) the Merger Consideration (the “Company RSU Award Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Company RSU Award, the Company RSU Award Consideration (if any), less any required withholding Taxes, as promptly as practicable (and in no event later than the next regularly scheduled payroll date) following the Effective Time.

(c) Company Restricted Shares. At the Effective Time, each Company Restricted Share that is outstanding immediately prior to the Effective Time (after giving effect to the Effective Time) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration plus any unpaid dividends that accrued on unvested Company Restricted Shares prior to the Effective Time (collectively, the “Company Restricted Share Consideration”). The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation (to the extent applicable) to each holder of a Company Restricted Share, the Company Restricted Share Consideration, less any required withholding Taxes, as promptly as practicable (and in no event later than the next regularly scheduled payroll date) following the Effective Time.

(d) Amounts payable under this Section 1.6 that constitute “nonqualified deferred compensation” subject to Section 409A of the Code shall be paid on the applicable settlement date for the underlying Company Equity Award if required in order to comply with Section 409A of the Code.

(e) Prior to the Effective Time, the Board of Directors or the appropriate committee of the Board of Directors, as applicable, shall adopt all resolutions and shall take all actions that it determines to be appropriate or necessary (under any Company Equity Plans and award agreements pursuant to which Company Options, Company RSU Awards or Company Restricted Shares are outstanding) to effect the transactions described in this Section 1.6.

1.7 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2

THE SURVIVING CORPORATION

2.1 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) As of the Effective Time, the certificate of incorporation of the Company shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex I and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(b) As of the Effective Time, the bylaws of the Company shall, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex II and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(c) As of the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Section 3 is subject to (a) (x) exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 3 and (y) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent that it is reasonably apparent on the face of such exception or disclosure (when read in conjunction with the section or subsection of this Agreement to which such exception or disclosure relates) that such exception or disclosure is applicable to qualify such representation and warranty; provided that clause (y) of this paragraph shall not apply to the representation and warranty set forth in Section 3.5(b) (No Material Adverse Effect); and (b) disclosures set forth in any Company SEC Document filed on or after January 1, 2022 and publicly available at least one (1) Business Day prior to the date of this Agreement (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” or “Forward-Looking Statements”)) but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements.

3.1 Due Organization; Subsidiaries, Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Legal Requirements) under the Legal Requirements of the jurisdiction of its organization, except for such failures to be in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A list of the Company’s Subsidiaries and their jurisdictions of organization is set forth on Section 3.1(a) of the Company Disclosure Schedule. The Company and each of its Subsidiaries have all necessary power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; and (ii) to own and use their assets in the manner in which their assets are currently owned and used, except in the case of each of subsections (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are qualified or licensed to do business as a foreign corporation, and are in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) The Company owns beneficially and of record all of the outstanding shares of capital stock or ordinary shares of its Subsidiaries, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. All of the issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued in accordance with applicable law and are fully paid or credited as fully paid and non-assessable. Except for the shares of capital stock of each of the Company’s

Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or equity interests in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of any Entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

3.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent true, correct and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company and each of its Subsidiaries, including all amendments thereto, as in effect on the date of this Agreement. The Company and each of its Subsidiaries are in material compliance with the provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”), and 3,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on June 26, 2025 (the “Capitalization Date”) there are (i) 22,944,391 shares of Company Common Stock issued and outstanding, including 700,375 Company Restricted Shares and (ii) no shares of Company Preferred Stock are issued and outstanding. Since the Capitalization Date through the date of this Agreement, the Company has not issued any new Shares or other securities, except the vesting of Company Restricted Shares outstanding as of the Capitalization Date in accordance with their terms or the exercise of Company Options outstanding as of the Capitalization Date in accordance with their terms and, since the Capitalization Date, the Company has not issued any Company Options or other equity based awards, in each case, other than pursuant to any offer of employment or Contract executed on or prior to the Capitalization Date. None of the Company’s Subsidiaries own any issued and outstanding capital stock or other equity interests of the Company.

(b) (i) Other than the Company Restricted Shares, as of the close of business on the Capitalization Date, none of the outstanding shares of capital stock of the Company or its Subsidiaries are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock of the Company or its Subsidiaries are subject to any right of first refusal in favor of the Company or any of its Subsidiaries; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having a right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which the stockholders of the Company have a right to vote; and (iv) there is no Contract to which the Company is a party, or otherwise to the knowledge of the Company, relating to the voting or registration of, or restricting any Person from selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company or any of its Subsidiaries. The Shares constitute the only outstanding class of securities of the Company registered under the

Securities Act. Between the Capitalization Date and the date hereof, the Company has not issued any Company Equity Awards or shares of Company Common Stock (other than as settlement for vested or exercised Company Equity Awards), Company Preferred Stock, restricted stock, restricted stock unit, stock option, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company or any of its Subsidiaries.

(c) As of the close of business on the Capitalization Date, (i) 311,800 Shares were subject to issuance pursuant to In the Money Company Options granted and outstanding under the Company Equity Plans (with a weighted average exercise price per share of $1.18), (ii) 202,393 Shares were subject to issuance pursuant to Company RSU Awards granted and outstanding under the Company Equity Plans and (iii) 5,095,977 Shares were reserved for future issuance under the Company Equity Plans. Other than as set forth in Section 3.3(a) or this Section 3.3(c), as of the close of business on the Capitalization Date, there are no issued, reserved for issuance, outstanding or authorized restricted stock, restricted stock unit, stock option, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company or any of its Subsidiaries.

(d) Except as set forth in this Section 3.3 and except for Company Options, Company RSU Awards and Company Restricted Shares (and Shares issuable on the exercise, vesting or conversion thereof, as applicable), as of the close of business on the Capitalization Date, there are no: (i) outstanding shares of capital stock of or other securities of the Company or any of its Subsidiaries; (ii) outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company or any of its Subsidiaries, in each case other than derivative securities not issued by the Company or any of its Subsidiaries; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries; or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) Section 3.3(e) of the Company Disclosure Schedule sets forth a true and complete list as of the Capitalization Date of each Company Option, Company RSU Award and Company Restricted Share, that includes (i) the name (or employee identification number) and country of residence (if outside the United States) of the holder thereof, (ii) the Company Equity Plan under which such Company Option, Company RSU Award or Company Restricted Share was granted, (iii) each of the number of Shares issued or issuable thereunder (and, if applicable, assuming achievement of the applicable performance metrics), (iv) the grant date, (v) the expiration date (if any), (vi) the exercise price (if any) and (vii) with respect to a Company Option, whether such Company Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code. As of the Capitalization Date, the Company has declared but not yet paid dividends in an aggregate amount equal to $220,602.50.

(f) Each award of a Company Option, Company RSU Award and Company Restricted Share was granted (i) in compliance with all applicable securities laws or exemptions therefrom, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (ii) under a Company Equity Plan and is in compliance with all requirements set forth in such Company Equity Plan, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4 SEC Filings; Financial Statements.

(a) Since January 1, 2022, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any reports, schedules, forms, statements and other documents with the SEC.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes, which if presented would not materially differ from those presented in the audited financial statements, and to normal and recurring year-end adjustments, which are not material individually or in the aggregate).

(c) The Company maintains, and at all times since January 1, 2022, has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and (ii) provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors and (B) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 29, 2024, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective. Since December 31, 2023, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

(d) The Company maintains, and at all times since January 1, 2022, has maintained, disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that (1) all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (2) that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(e) The Company is not a party to, nor does the Company have any obligation or other commitment to become a party to, any securitization transaction or “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting or auditing practices or internal controls of the Company or any of its Subsidiaries.

(g) The Proxy Statement, at the date mailed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement, at the time first mailed, distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the

Company with respect to (i) statements included or incorporated by reference therein relating to Parent or any of its Subsidiaries, including Merger Sub, based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein or (ii) any financial projections or forward-looking statements, except with respect to clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.5 Absence of Changes; No Material Adverse Effect.

(a) Since March 31, 2025 through the date of this Agreement, (i) except for discussions, negotiations and activities related to this Agreement, the Company and each of its Subsidiaries have operated in all material respects in the ordinary course of business and (ii) except as set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of subsections (i), (ii), (vi), (vii), (x), (xvi), (xvii), (xxiii), (xxiv), (xxv), (xxvi) or (xxvii) (or (xxviii), solely with respect to the foregoing subclauses) of Section 5.2(b) had such action been taken after the execution of this Agreement without the prior consent of Parent.

(b) Since March 31, 2025, there has not occurred any event, occurrence, circumstance, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.6 Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have good and valid title to all material assets owned by each of them, and such assets are owned by the Company and its Subsidiaries free and clear of any Encumbrances (other than Permitted Encumbrances).

3.7 Real Property.

(a) Section 3.7(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Owned Real Property, including the address of such Owned Real Property. With respect to each Owned Real Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) the Company or its Subsidiaries is the legal owner of and has good and marketable fee simple title to such Owned Real Property and tangible assets, free and clear of all Encumbrances, except for Permitted Encumbrances; (ii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; (iii) the Owned Real Property and the current use and operation thereof by the Company and its Subsidiaries in the ordinary course do not violate any applicable zoning, land use, building or other Legal Requirements (or any other restrictions to which such Owned Real Property is subject, whether pursuant to a deed, easement, covenant, condition and restriction or otherwise), and there is no pending, or to the knowledge of the Company, threatened zoning, condemnation, eminent domain or similar Legal Proceedings relating to or affecting such Owned Real Property; and (iv) except as set forth in Section 3.7(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or has leased or otherwise granted to any

Person the right to use or occupy such Owned Real Property or any portion thereof. For purposes hereof, “Owned Real Property” means all land, together with all interests or rights in and to all buildings, structures, improvements, and fixtures located thereon, owned in fee by the Company or any of its Subsidiaries, or used or held for use in or necessary for the operation of the business of the Company and its Subsidiaries, in each case, as of the date hereof. The Company and each of its Subsidiaries do not have any interest in real property other than the Real Property and other than property adjacent to, ancillary to and/or operated in conjunction with the Real Property, whether pursuant to easements, licenses, CC&Rs, signage agreements or otherwise, other than property that is not material to the Company and its Subsidiaries, taken as a whole. Except for Permitted Encumbrances, neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in any Real Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, Section 3.7(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the common addresses of all real property covered by leases, subleases and licenses (or similar use or occupancy agreements) to which the Company or any of its Subsidiaries is a party or by which they are bound or by which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including any amendments, renewals, guarantees, supplements or other modifications or supplements thereto (collectively, the “Leases,” and all real property subject thereto, collectively, the “Leased Real Property”).

(c) With respect to each Lease, as applicable, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (A) one (1) or more of the Company or its Subsidiaries, as applicable, holds a good and valid leasehold or subleasehold interest in, or if such Lease is a license (or similar use or occupancy agreement), a good and valid right to use or occupy, the Leased Real Property demised thereunder or otherwise pertaining thereto, in each case, free and clear of all Encumbrances other than Permitted Encumbrances; (B) such Lease is in full force and effect, and is the valid and binding obligation of the Company or its Subsidiary party thereto (or otherwise bound thereby), enforceable against the Company or such Subsidiary and, to the knowledge of the Company, each other party thereto, in accordance with its terms (except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirements of general applicability relating to or affecting creditors’ rights, and by general equitable principles, collectively, the “Enforceability Exceptions”); (C) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to such Lease is in monetary default or otherwise in material default thereunder or breach thereof, and no event has occurred or exists which with the passage of time or notice, or both, would constitute a monetary default or otherwise material default or breach thereunder; (D) neither the Company nor any of its Subsidiaries has received written notice of any (1) default or breach in respect of such Lease that has not since been cured (or waived by the Person alleging such default or breach) in writing or (2) termination (or intent to terminate) such Lease by any counterparty thereto; (E) neither the Company nor any of its Subsidiaries is subject to any waiver or forbearance or any deferred, abated or reduced rent; and (F) the Company has delivered or made available to Parent true, correct and complete copies of each Lease as of June 26, 2025.

(d) With respect to each Leased Real Property, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (A) except as may be set forth in any Lease (e.g., rights exercisable by a landlord under a Lease), there are no outstanding options, rights of first offer or first refusal or any other agreements granting any rights (whether present or future) in favor of any Person to acquire any interest in any Leased Real Property, or portion thereof, and neither the Company nor any of its Subsidiaries has granted to any Person the right to use or occupy all or any portion of any Leased Real Property, whether pursuant to an assignment, sublease, license or other agreement; (B) the Leased Real Property and the current use and operation thereof by the Company and each of its Subsidiaries in the ordinary course do not violate any applicable zoning, land use, building or other Legal Requirements (or any other restrictions to which such Leased Real Property is subject, whether pursuant to a deed, the applicable Lease, easement, covenant, condition and restriction or otherwise), and there does not exist any pending or, to the knowledge of the Company, threatened, zoning, condemnation, eminent domain or similar Legal Proceedings that relate to or affect any Leased Real Property, including any portion thereof; and (C) neither the Company’s nor any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property has been disturbed in an manner that is ongoing.

(e) Section 3.7(e) of the Company Disclosure Schedule sets forth a list of all material construction and material alteration projects currently ongoing or planned by the Company or any of its Subsidiaries with respect to the buildings, structures, fixtures, building systems and equipment included in the Real Property (the “Improvements”), in excess of $50,000 per project in the aggregate, other than as set forth in the capital expenditure budget as set forth in Schedule 5.2(b)(ix). Except as set forth on Section 3.7(e) of the Company Disclosure Schedule or in the capital expenditure budget as set forth in Schedule 5.2(b)(ix), no construction, alteration, decoration or other work due to be performed by any third party by or at the request of the Company or any of its Subsidiaries (not including a landlord) with respect to the Real Property in excess of $50,000 per project in the aggregate remains to be performed thereunder, and all construction allowances or other sums to be paid to the Company or any of its Subsidiaries and all amounts owed to outside contractors or other third parties for work performed by or at the request of the Company or any of its Subsidiaries at any of the Real Property have been paid in full except to the extent that the same is not yet due and payable in the ordinary course. Neither the Company nor any of its Subsidiaries has received written notice from a Governmental Body or any other party of any construction, alteration, decoration or other work required to be completed on or in connection with the Real Property, or asserting any violation of any Legal Requirements affecting any portion thereof, and, to the knowledge of the Company, no such matters exist, except in each case as would not reasonably be expected to have a Material Adverse Effect. The Real Property and the Improvements are in reasonably good condition and repair and are (and immediately following the Effective Time, will continue to be) sufficient for the operation of the business of the Company and each of its Subsidiaries, as presently operated in the ordinary course, and, to the knowledge of the Company, is in reasonably good condition and repair, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except where the failure would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all requisite certificates of occupancy (or local equivalent) and other permits or approvals required with respect to the Real Property and the Improvements and the occupancy and use thereof have been obtained and are currently in effect.

(f) (i) To the extent required by the Leases, the Company and each of its Subsidiaries maintain commercially reasonable insurance policies for the Real Property and improvements thereon and (ii) all premiums due on such policies have been or will be timely paid, except in the case of each of (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g) Except as set forth in Section 3.7(g) of the Company Disclosure Schedule, the Company or each of its Subsidiaries, have not, as landlord parties, as applicable, entered into any leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal) which grant any possessory interest in and to any space situated on the Owned Real Property. No security deposits have been applied (or letters of credit drawn upon) other than as a result of Lease-allowed reductions. Except as set forth in Section 3.7(g) of the Company Disclosure Schedule, (i) none of the Company nor any of its Subsidiaries, as landlord parties, have received or given written notice of any material tenant delinquencies or material defaults of any party to an agreement set forth in Section 3.7(g) of the Company Disclosure Schedule, monetary or otherwise, that remains uncured or unresolved and to the Company’s knowledge, no such matters exist or will exist with the passage of time, and (ii) no rent has been paid in advance by any tenant beyond thirty (30) days.

3.8 Intellectual Property.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Registered IP included in the Company Owned IP. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, one (1) or more of the Company and each of its Subsidiaries are the sole and exclusive owners of all such Registered IP and all other Company Owned IP. To the knowledge of the Company, all Registered IP included in the Company Owned IP (other than pending applications included therein) and Company Licensed IP is subsisting, valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all necessary documents for registration, maintenance, renewal, and other relevant filings due prior to the date hereof along with all filing fees in connection therewith have been timely filed and paid with the relevant authorities in the United States (including the US Patent and Trademark Office) or foreign jurisdictions, as the case may be, for purposes of maintaining such Company Owned IP in full force and effect. Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, to the knowledge of the Company, the Company and each of its Subsidiaries owns or has a valid and enforceable license or other right to use all material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as presently conducted, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each employee and independent contractor of the Company or any of its Subsidiaries who has been involved in the development of Intellectual Property Rights for the Company or any of its Subsidiaries that would not otherwise be owned by the Company or any of its Subsidiaries as a matter of law under a work-for-hire or similar doctrine has assigned to the Company or such Subsidiary ownership of such Intellectual Property Rights.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) no interference, opposition, reissue, reexamination proceeding, cancellation proceeding, or other Legal Proceeding (other than routine office examination proceedings with respect to pending applications) is pending or threatened in writing (A) in which the scope, validity, enforceability or ownership of any Company Owned IP or, to the knowledge of the Company, Company Licensed IP, is being contested or challenged, or (B) that is otherwise challenging or seeking to deny or restrict any rights of the Company or any of its Subsidiaries in any Company IP, and (ii) no registration obtained by the Company or any of its Subsidiaries for any Trademarks included in the Company Owned IP has been canceled, abandoned or not renewed except where the Company or any of its Subsidiaries has, in its reasonable business judgment, decided to permit the cancellation, abandonment or non-renewal of such registration.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company takes reasonable measures to protect the confidentiality of all confidential information included in the Company Owned IP or otherwise disclosed in confidence to the Company or any of its Subsidiaries and, to the knowledge of the Company, there has not been any disclosure of or unauthorized access to any such confidential information to any Person.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any right to own, use, or hold for use any material Intellectual Property Right of the Company or its Subsidiaries as owned, used, or held for use (including for defensive purposes) in the conduct of the business of the Company or any of its Subsidiaries as currently conducted.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022: (i) the conduct of business of the Company and each of its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated any Intellectual Property Rights owned by any other Person, and (ii) no Legal Proceeding is pending or has been threatened in writing since January 1, 2022, against the Company or any of its Subsidiaries alleging that the conduct of business of the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of another Person.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) no Person has infringed, misappropriated or otherwise violated any Company Owned IP or, to the knowledge of the Company, Company Licensed IP, and (ii) no Legal Proceeding is pending or has been threatened in writing since January 1, 2022, by the Company or any of its Subsidiaries against any other Person alleging any such infringement, misappropriation or other violation of any such Company Owned IP or, to the knowledge of the Company, Company Licensed IP.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company IT Systems operate in accordance with their specifications and related documentation and perform in a manner that permits the Company and each of its Subsidiaries to conduct their respective businesses as currently conducted and the Company and each of its Subsidiaries have valid and sufficient rights to use the Company IT Systems as currently used in their respective businesses. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company IT Systems (and all data and other information and transactions stored or contained therein or processed or transmitted thereby, including Personal Information) against any unauthorized use, access, interruption, modification or corruption, including the maintenance and implementation of commercially reasonable information security, data backup, disaster avoidance and recovery procedures and business continuity procedures to (i) identify and address internal and external risks to information in their possession, including Personal Information, (ii) implement, monitor and improve reasonable administrative, technical and physical safeguards to control these risks and (iii) maintain notification procedures in compliance in all material respects with applicable Privacy Requirements. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, there has been no unauthorized use or access or security breach, or interruption, modification, loss or corruption of any of the Company IT Systems (or any data or other information or transactions stored or contained therein or processed or transmitted thereby), including any such unauthorized use or access or breach, or interruption, modification, loss, corruption or disclosure of Personal Information that would constitute a breach for which notification by the Company or any of its Subsidiaries to individuals or Governmental Bodies is required under any applicable Privacy Requirements. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, none of the Company IT Systems contains, transmits or makes available any disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other similar software routines.

(h) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries and each of their respective third-party data suppliers and vendors (“Processing Entities”) that have access to, collect, store, analyze, transfer, share or receive or otherwise process Personal Information on behalf of the Company or any of its Subsidiaries have complied and currently comply with all applicable Privacy Requirements and to the knowledge of the Company, none of the Processing Entities have suffered any security breach that resulted in any unauthorized access to or disclosure or use of any Personal Information. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the internal and external privacy policies, programs and procedures of the Processing Entities comply with all applicable Data Privacy Laws. To the knowledge of the Company, no investigation by any Governmental Body or any Legal Proceeding is pending or has been threatened in writing since January 1, 2022 (including through receipt of any written notice from any data subject) against the Company or any of its Subsidiaries by any Person regarding any collection, use, storage, transfer, sharing, dissemination or other Processing of Personal Information in connection with the business of the Company or any of its Subsidiaries, including any alleged violation of any Privacy Requirement. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Transactions, will violate in any material respect any Privacy Requirements in respect of which the Company or any of its Subsidiaries is obligated to comply.

3.9 Contracts.

(a) Section 3.9(a) of the Company Disclosure Schedule identifies each Contract (other than an Employee Plan) to which the Company or any of its Subsidiaries is a party, or by which it is bound, that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, each of the following to which the Company or any of its Subsidiaries is a party or by which it is bound constitutes a “Material Contract”:

(i) any Contract that (A) purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries (or, following the Closing, Parent or any of its Affiliates) in any material respect to (1) engage in, or compete with any Person in, any geographic area or line of business, or (2) hire or solicit any other Person, other than pursuant to agreements entered into in the ordinary course of business consistent with past practice or (B) grants any “most favored nation,” exclusive marketing, right of first refusal or first offer or similar material exclusive rights to a counterparty that purports to limit the ability of the Company to sell, transfer, pledge or dispose of any assets, rights or properties in any material respect;

(ii) any Contract providing for (A) the acquisition or divestiture of material assets of the Company or any of its Subsidiaries (including equity interests and whether by merger, sale of stock, sale of assets or otherwise) (other than purchases or sales of equipment, supplies, merchandise, products, inventory and similar materials in the ordinary course of business), (B) any exclusive licensing agreement that contains any ongoing obligations (including “earnout” or other contingent payment obligations) as of the date hereof that are material to the business of the Company and its Subsidiaries, (C) consents to use or register any Trademarks of the Company or any third party or (D) co-existence agreements regarding the use of any Trademarks of the Company or any third party;

(iii) any Contract (excluding (A) licenses for off-the-shelf computer software or software-as-a-service generally available to the Company or any of its Subsidiaries on commercial terms and (B) licenses in Contracts that are ancillary to the primary purpose of such Contract) under which the Company or any of its Subsidiaries is granted any material license, option or other right with respect to any Intellectual Property Rights of any other Person, or under which any other Person is granted any license, option or other right with respect to any material Intellectual Property Rights of the Company or any of its Subsidiaries, other than non-exclusive licenses granted in the ordinary course of business that are not material to the Company and each of its Subsidiaries, taken as a whole;

(iv) any Contract providing for contribution or any guaranty in an amount that is material to the Company and each of its Subsidiaries, taken as a whole, excluding any operating or financing leases;

(v) any material Contract with a Major Supplier, in each case only to the extent a Major Supplier has not agreed to the standard terms and conditions (without material modification) set forth in the Company’s vendor manual;

(vi) any Contract with any Governmental Body that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, excluding contracts entered into in the ordinary course by the Company with a Governmental Body pursuant to which the Company issues licenses to the Company’s customers;

(vii) each Contract entered into in connection with the settlement or other resolution of any action or proceeding (A) under which the Company or any of its Subsidiaries has any obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or (B) that would reasonably be expected to involve payment by the Company or any of its Subsidiaries of more than $100,000 on or after the date of this Agreement;

(viii) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any currently outstanding loan, capital contribution to, or other investment in, any other Person (in each case in excess of $100,000, unless the aggregate amount of Contracts for less than $100,000 exceeds $500,000, in which case, all Contracts in excess of $500,000 in the aggregate shall be disclosed), other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business consistent with past practice

(ix) each Contract (excluding Leases and operating or financing leases) not otherwise described in any other subsection of this Section 3.9(a) pursuant to which the Company or any of its Subsidiaries is obligated to pay, or entitled to receive, payments (A) in excess of $250,000 in the twelve (12) month period following the date of this Agreement or (B) in excess of $1,000,000 in the aggregate under such Contract after the date of this Agreement (in each case, excluding ordinary course purchase orders with vendors or suppliers);

(x) unless the aggregate amount of Change of Control Payments does not exceed $500,000, any Contract that by its express terms requires the Company or any of its Subsidiaries or any successor thereto, or acquirer thereof, to make any payment to another Person as a result of a change of control of such entity (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment, in each case, other than the Change of Control Severance Agreements;

(xi) any collaboration, partnership, co-promotion, strategic alliance, joint venture or joint development agreement or similar contract that is material to the Company and its Subsidiaries, taken as a whole;

(xii) each Contract pursuant to which the Company currently retains temporary personnel, including with any temporary employee staffing agency, employee leasing agency, or professional employer organization that is material to the business of the Company and its Subsidiaries, taken as a whole;

(xiii) each Contract relating to the creation, incurrence, assumption or guarantee of outstanding Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $100,000 for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), unless the aggregate outstanding principal amount of Contracts for less than $100,000 exceeds $500,000, in which case all Contracts in excess of $500,000 in the aggregate shall be disclosed, or creating any Encumbrance (other than Permitted Encumbrances) on any material assets of the Company or any of its Subsidiaries, in each case, excluding any operating or financing leases;

(xiv) any Collective Bargaining Agreement or other Contract with a union, works council, labor organization, or other employee representative;

(xv) any Contract with any Affiliate, director or executive officer of the Company (as such term is defined in the Exchange Act), Person holding 5% or more of the Shares, or, to the knowledge of the Company, any Affiliate (other than the Company) or immediate family member of any of the foregoing;

(xvi) any Contract that indemnifies any director or executive officer of the Company or any of its Subsidiaries (other than any indemnification provisions set forth in the certificate of incorporation or bylaws or comparable governing documents of the Company or any of its Subsidiaries);

(xvii) any Contract (excluding Leases and operating or financing leases) that requires the Company or any of its Subsidiaries to make any capital expenditures after the date hereof in an amount in excess of $250,000 in the aggregate;

(xviii) Material Leases; and

(xix) any other Contract that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) with respect to the Company and its Subsidiaries, taken as a whole (other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K under the Securities Act) or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) As of the date of this Agreement, the Company has made available to Parent true, correct and complete copies of each Material Contract (together with all legally binding amendments, modifications, schedules or supplements thereto); Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party, is in breach of, or default under, any Material Contract, (B) there exists no event or circumstances with respect to the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party to a Material Contract that with or without notice, lapse of time or both would constitute a breach of or default under any Material Contract or result in a termination right thereunder or would cause or permit the acceleration of or other changes to any material right or obligation or the loss of any material benefit thereunder and (C) each Material Contract is a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2022, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, oral notice regarding any violation or breach or default under any Material Contract that has not since been cured. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, oral notice from any counterparty to any Material Contract that such party intends to terminate, not renew, repudiate, modify, or accelerate any material obligation under any Material Contract.

3.10 Major Suppliers. Section 3.10 of the Company Disclosure Schedule lists the twenty (20) largest suppliers of inventory to the Company and each of its Subsidiaries (based on payments made) for the fiscal year ended December 29, 2024 (each, a “Major Supplier”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (including, without limitation, changes in pricing and payment terms), the Company has not received, as of the date of this Agreement, any notice in writing from any Major Supplier that it intends to terminate, amend or modify in a manner adverse to the Company, or not renew, its agreement or arrangement with the Company or any of its Subsidiaries.

3.11 Inventory. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all inventory of the Company reflected in the financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established; (ii) such inventory (and any reserves or allowances thereto) of the Company have been calculated and recorded in accordance with GAAP; (iii) all such inventory is owned by the Company, free and clear of all Encumbrances (other than security interests which will be satisfied and discharged upon payment of Indebtedness or other Permitted Encumbrances), and no material level of inventory is held on a consignment basis; and (iv) the quantities of each such item of inventory are reasonable in the present circumstances of the Company, consistent with past practice.

3.12 Quality and Safety of Products. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has, since January 29, 2022, received written notice in connection with any product sold, produced or distributed by or on behalf of the Company or any of its Subsidiaries of any attorney-represented claim or allegation against the Company or any of its Subsidiaries, or been a party to, subject to or threatened with, any Legal Proceeding by an attorney against or affecting, the Company or any of its Subsidiaries as a result of manufacturing, storage, quality, packaging or labeling of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries.

3.13 Liabilities. The Company and each of its Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise) including liabilities of the type which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for: (a) liabilities specifically reflected and adequately reserved against in the most recent financial statements or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement; (b) liabilities or obligations incurred pursuant to the terms of this Agreement; (c) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2024; and (d) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.14 Compliance with Legal Requirements.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2022, have been, in compliance with all applicable Legal Requirements and, since January 1, 2022, neither the Company nor any of its Subsidiaries has received (i) any written notice from any Governmental Body alleging that the Company or any of its Subsidiaries is in violation of any applicable Legal Requirement, (ii) been charged by any Governmental Body with any violation of any applicable Legal Requirement or (iii) any subpoena, civil investigative demand or other written demand for information from a Governmental Body where such subpoena or demand seeks information relevant to ascertain whether the Company or any of its Subsidiaries is in violation of any applicable Legal Requirement in any respect. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries hold all Permits required under applicable Legal Requirements for their business as currently conducted, and each such Permit is valid and in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are and have been in compliance in all respects with the terms and requirements of such Permits. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no deficiencies or violations have been asserted in writing, or to the Company’s knowledge, orally, by any applicable Governmental Body with respect to any Permits of the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries (i) conduct its business in compliance with all Legal Requirements governing or otherwise related to the importation, transportation, purchase or other acquisition, possession or sale or other transfer of firearms or ammunition, including, without limitation, the Gun Control Act of 1968, as amended (Chapter 44 of Title 18, United States Code), the National Firearms Act of 1934, as amended (Chapter 53 of Title 26, United States Code), and the Arms Export Control Act (22 U.S.C. § 2778), as well as all applicable rules and regulations of the Bureau of Alcohol, Tobacco, Firearms and Explosives (the “ATF”) (collectively, the “Firearms, Ammunition and Explosives Laws”); and (ii) possess, and are in compliance with the terms of, all Permits required in order for the Company and each of its Subsidiaries to conduct their respective businesses including with respect to the sale of firearms, ammunition and explosives. Except for such notices that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has currently pending from the ATF or any other Governmental Body any notice of revocation or suspension of any such Permit and has no reason to believe that the ATF or any other Governmental Body may issue any such notice. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries (1) has currently pending from the ATF or any other Governmental Body any notice of suspension or revocation of any Firearms, Ammunition and Explosives Law or other applicable Legal Requirements or (2) has any reason to believe that the ATF or any other Governmental Body may issue any such notice.

3.15 Certain Business Practices.

Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a) Since April 24, 2019, neither the Company nor any of its Subsidiaries nor any of its Representatives (in each case, acting in the capacity of a Representative of the Company or any of its Subsidiaries) has (A) used any funds (whether of the Company or any of its Subsidiaries or otherwise) for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) unlawfully provided anything of value to any Government Official, or (C) violated any provision of any Anti-Corruption Laws, anti-money laundering Legal Requirements or any applicable Legal Requirement of similar effect, or has been (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaged in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott Legal Requirements administered by the U.S. Department of Commerce and the IRS (collectively, “Trade Control Laws”).

(b) Since April 24, 2019, neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Body or any other Person or made any voluntary or involuntary disclosure or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing by the Company or any of its Subsidiaries in violation of Anti-Corruption Laws or Trade Control Laws.

3.16 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries with any Governmental Body have been filed on or before the applicable due date, and have been prepared in accordance with all applicable Legal Requirements and are accurate and complete, in each case, in all respects. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on any such Tax Return) have been timely paid in full.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is currently the beneficiary of any modification, waiver or extension of time within which to file any Tax Return, and no request for any such modification, waiver or extension is currently pending. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has granted any extension, modification or waiver of the limitation period applicable to any Tax or Tax Return (including with respect to the payment, assessment or collection of any Tax) that remains in effect and no request for any such extension, modification or waiver is currently pending.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have (i) timely withheld, deducted and collected all Taxes required to have been withheld, deducted or collected in connection with amounts paid, received or owing to or from any employee, creditor, stockholder, independent contractor, customer or other third party; (ii) timely paid over any amounts so withheld, deducted, or collected to the appropriate Governmental Body; and (iii) otherwise complied with all applicable Legal Requirement relating to the withholding, collection, and remittance of Taxes (including information reporting requirements).

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there are no Legal Proceedings ongoing, pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no adjustment with respect to any Tax Return, claim for any additional Tax or deficiency for Taxes has been received in writing by the Company or any of its Subsidiaries that has not been paid in full.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no written claim has been received by the Company or any of its Subsidiaries from any Governmental Body in any jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return or pay a particular type of Tax that the Company or any of its Subsidiaries is or may be required to file such type of Tax Return of pay such Tax.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), or (ii) has any liability for the Taxes of any other Person (other than the Company and each of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Legal Requirement), as a transferee or successor, by Contract (other than Contracts, the principal purpose of which is unrelated to Taxes) or otherwise by operation of applicable Legal Requirement.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Legal Requirement.

(i) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in (or use of an improper) method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) change in method of accounting required to be made with respect to a taxable period (or portion thereof) ending on or before the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Legal Requirement) executed prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount received or accrued deferred revenue accrued on or prior to the Closing Date, (vi) intercompany transaction occurring prior to the Closing Date or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Legal Requirement) established prior to the Closing Date, or (vii) election pursuant to Section 965 of the Code.

(j) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is party to or bound by any Tax allocation or Tax sharing agreement with any Person, other than any agreement not primarily related to Taxes and entered into in the ordinary course of business.

(k) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there are no Encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Encumbrances.

3.17 Employee Matters; Benefit Plans.

(a) Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, for the past three years, (i) no labor union, labor organization, or group of employees of the Company or any of its Subsidiaries has made a written or, to the knowledge of the Company, oral demand for recognition or certification, and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board (“NLRB”) or any other Governmental Body. During the past three years, there has not been any strike, lockout, material work slowdowns, picketing, similar material labor disputes or, to the knowledge of the Company, any threat thereof, by any employees, or employee representatives, of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the NLRB or any other Governmental Body. Neither the Company nor any of its Subsidiaries is required under applicable Legal Requirements or Contract to provide notice to, or enter into any consultation procedure with, any union or labor organization, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Section 3.17(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of each material Employee Plan as of the date of this Agreement. To the extent applicable, the Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each such Employee Plan true, correct and complete copies of: (i) all plan documents and all amendments thereto, and all related trust or other funding documents, and in the case of unwritten Employee Plans, written descriptions thereof, (ii) the most recent determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements, (v) the most recent prospectus or summary plan descriptions and any material modifications thereto, (vi) all nondiscrimination and compliance testing reports for the three (3) most recently completed plan years, and (vii) all material non-routine correspondence to and from any Governmental Body within the last three (3) years, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) Section 3.17(c) of the Company Disclosure Schedule sets forth a correct census of the Company or any of its Subsidiaries’ employees, as of June 20, 2025, stating each such employee’s (i) name, (ii) employee identification number, (iii) job title or position, (iv) last hire date, (v) work location (including city and state), (vi) current annual base compensation rate and, if applicable, hourly wage rate, (vii) full-time or part-time status, (viii) exempt or non-exempt status, (ix) active or leave status and (x) union status. All employees (other than union employees) listed on such census are at-will.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all individuals who are performing, and for the three (3)-year period preceding the date of this Agreement have performed, services for the Company or any of its Subsidiaries while classified as independent contractors have been properly so classified for all purposes and (ii) in the past three (3) years, neither the Company nor any of its Subsidiaries has received written notice from any Person challenging the classification of these individuals as independent contractors.

(e) Each individual who is currently providing services to the Company or any of its Subsidiaries through a third-party service provider, or who provided services to the Company or any of its Subsidiaries through a third-party service provider during the past three years, is not or was not an employee of the Company or any of its Subsidiaries.

(f) Except as set forth in Section 3.17(f) of the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA (each such Person, an “ERISA Affiliate”) has during the past six (6) years sponsored, maintained, administered, contributed to, has been required to contribute to or has or is reasonably expected to have any direct or indirect liability with respect to, (i) any plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in or within the meaning of Section 4001 of ERISA, (ii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (iii) any multiple employer plan that is subject to Section 413 of the Code or Sections 4062 or 4063 of ERISA. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability of the Company or any of its Subsidiaries or any ERISA Affiliate that could be a material liability of Parent or its Affiliates (including the Company or any of its Subsidiaries) following the Closing.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its tax-qualified status under the Code, and there are no existing circumstances or any events that have occurred that would reasonably be expected to affect adversely the qualified status of any such Employee Plan. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Each Employee Plan is now and has been operated in compliance in all material respects with its terms and all applicable Legal Requirements, including ERISA and the Code. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all contributions required to be made with respect to any Employee Plan on or prior to the date of this Agreement either have been timely made and deposited or have been accrued in accordance with the terms of the applicable Employee Plan and applicable Legal Requirements. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all material reports, returns, notices and similar documents required to be filed with any Governmental Body with respect to an Employee Plan, or distributed to any Employee Plan participant, have been timely filed or distributed (as applicable).

(i) No events have occurred with respect to any Employee Plan that could reasonably be expected to result in payment or assessment by or against the Company or any of its Subsidiaries of any material excise Tax under ERISA or the Code. The Company and each of its Subsidiaries are not and could not reasonably be expected to be subject to either a material liability pursuant to Section 502 of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan.

(j) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither the Company nor any of its Subsidiaries nor any Employee Plan has any present or future obligation to provide post-employment or post-retirement welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of the Company or any of its Subsidiaries pursuant to any Employee Plan, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(k) Except as provided in Section 1.6 or as set forth in Section 3.17(k) of the Company Disclosure Schedule, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former employee, director, officer or individual independent contractor of the Company or any of its Subsidiaries to any severance pay, notice, pay in lieu of notice, bonus, retention compensation, or any other compensatory payment or benefit, (ii) enhance any benefits or accelerate the time of payment, funding or vesting or trigger any compensatory payment, or increase the amount of compensation or benefits due to any such employee, director, officer, individual independent contractor or other individual service provider, (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Employee Plan, or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code. No individual service provider of the Company or any of its Subsidiaries has any right (whether fixed or contingent) to receive any Tax gross-up, Tax equalization or other Tax reimbursement payment from the Company or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(l) Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects with all applicable requirements of Sections 409A of the Code. No Employee Plan is subject to Section 457A of the Code. No person covered by any Employee Plan resides outside of the United States.

(m) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, there is, and since January 1, 2022, there has been, no Legal Proceeding pending against or involving, or, to the knowledge of the Company, threatened against or involving any Employee Plan or the fiduciaries thereof, before any Governmental Body, including the IRS, Equal Employment Opportunity Commission or the United States Department of Labor. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no Employee Plan is, or within the last six (6) years has been, the subject of an examination, investigation or audit by a Governmental Body or, except as set forth in Section 3.17(m) of the Company Disclosure Schedule, is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(n) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company and each of its Subsidiaries during the past three (3) years, have maintained policies, procedures and practices in compliance with all applicable Legal Requirements with respect to employment and labor matters, including those relating to labor relations (including the National Labor Relations Act), collective bargaining, wages (including, but not limited to, minimum wage, meal and rest breaks and requirements of applicable wage orders), terms and conditions of employment, paid sick leave/time, vacation/paid time off, hours of work, holiday pay calculation, overtime, employee classification (including, but not limited to, exempt vs. non-exempt), discrimination, harassment, sexual harassment, whistle-blowing, child labor, civil rights, pay equity, disability rights and benefits, employee leave issues, and leaves of absence, engaging in the interactive process, affirmative action, equal opportunity, work authorization, immigration, safety and health (including the Occupational Safety and Health Act and any applicable state or local Legal Requirements and any Legal Requirements regarding COVID-19-related health and safety issues), employee and information privacy and security, background checks (including, but not limited to, the Fair Credit Reporting Act and any similar state and local laws), workers’ compensation, unemployment insurance, plant closures, furloughs, and layoffs (including the WARN Act under federal and state Legal Requirements), continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(o) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in the past three (3) years, neither the Company nor any of its Subsidiaries has been party to a settlement of allegations of harassment (including sexual harassment or sexual misconduct) or discrimination by or involving a current or former director, officer, employee, or individual independent contractor of the Company or any of its Subsidiaries that has been reported to the Company or of which the Company otherwise has knowledge. To the knowledge of the Company, no claims of harassment or discrimination (including sexual harassment or sexual misconduct) have been made involving a current or former director, officer, employee, or individual independent contractor of the Company or any of its Subsidiaries, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(p) The Company and each of its Subsidiaries are, and have been in the past three (3) years, in material compliance with the Worker Adjustment and Retraining Notification Act and any comparable state or local Legal Requirements relating to plant closings and layoffs (the “WARN Act”). Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any liability or other obligation following the Closing Date under the WARN Act.

(q) To the Company’s knowledge, no employee or individual independent contractor of the Company or any of its Subsidiaries is in material violation of any term of any employment agreement, independent contractor agreement, nondisclosure agreement, common law nondisclosure obligation, insider trading agreement, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to the Company or any of its Subsidiaries or a third party relating (i) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (ii) to the right of any such independent contractor to provide services to the Company or any of its Subsidiaries.

3.18 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries (i) are and, except for matters which have been fully resolved, have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their business and (ii) possess, and at all times since January 1, 2022, have possessed, all Permits required under Environmental Laws for the operation of their business.

(b) There is no Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective predecessors or in respect of any Leased Real Property, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any of its Subsidiaries has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of the Company or any of its Subsidiaries relating to or arising under Environmental Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries has Released any Hazardous Materials, and to the knowledge of the Company, there are and have been no Hazardous Materials present or Releases on, at, under or from any location owned, operated or leased, now or in the past, by the Company or any of its Subsidiaries, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company or any of its Subsidiaries under any Environmental Law and (ii) no written notice under any Environmental Law has been received by the Company or any of its Subsidiaries from any Governmental Body or other third party that is currently outstanding concerning any violation of, or liability under, Environmental Law or otherwise concerning the Release or possible Release of Hazardous Materials, or requiring an investigation for Hazardous Materials, at any location owned, operated or leased, now or in the past, by the Company or any of its Subsidiaries, except in each case of (i) and (ii), as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any of its Subsidiaries has assumed, undertaken, or otherwise become subject to any material liability of another Person relating to Environmental Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f) The Company has made available to Parent all material environmental reports, assessments and audits produced or received by the Company or any of its Subsidiaries since January 1, 2022, and possessed by the Company or any of its Subsidiaries pertaining to Environmental Law, any Leased Real Property, or any real property formerly owned, leased, or operated by the Company or any of its Subsidiaries or any of their predecessors; and, to the knowledge of the Company, there are no other environmental reports, assessments, audits or documents that identify matters that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.19 Insurance. Section 3.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Company or any of its Subsidiaries as of the date of this Agreement, including, for each insurance policy, program and arrangement, the type of insurance, carrier, coverage amount and policy period expiration. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries maintain insurance coverage in such amounts and covering such risks as are consistent with industry practice for companies in similar lines of business and industry of similar size and stage of development. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such insurance policies are in full force and effect, are valid and enforceable, all premiums due thereunder have been paid in full, no notice of cancellation, termination, non-renewal, or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default or breach, by any insured thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, (i) there is no claim made against the Company or, to the knowledge of the Company, no event has occurred that could reasonably give rise to an insurance claim, (ii) there is no claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and (iii) to the knowledge of the Company, the limits of all such policies remain available without substantial erosion or exhaustion.

3.20 Legal Proceedings; Orders.

Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(a) There are no Legal Proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such.

(b) There is no material order, writ, injunction, judgment or decree or settlement agreement with any Governmental Body to which the Company or any of its Subsidiaries is subject or involving any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such.

(c) There are no investigations or reviews by any Governmental Body pending (or, to the knowledge of the Company, threatened) involving the Company or any of its Subsidiaries or, to the knowledge of the Company, involving any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such.

3.21 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and to consummate the Transactions, subject to obtaining the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to approve and adopt this Agreement and the Merger at the Stockholder Meeting (the “Company Stockholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Transactions and the Merger. Prior to the execution of this Agreement, the Board of Directors has (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (iv) resolved to recommend that the stockholders of the Company adopt this Agreement (the preceding clauses (i) through (iv), the “Company Board Recommendation”), which resolutions, subject to Section 6.1, have not been subsequently withdrawn or modified in a manner adverse to Parent as of the date of this Agreement. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

3.22 Non-Contravention; Consents.

(a) Assuming compliance with the applicable provisions of the DGCL and the rules and regulations of the SEC and Nasdaq, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of the Company or any of its Subsidiaries; (ii) cause a violation by the Company or any of its Subsidiaries of any Legal Requirement applicable to the Company or any of its Subsidiaries; (iii) require any consent or notice under, conflict with, result in breach or violation of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of payment, purchase, termination, amendment, modification, cancellation, acceleration or other adverse change of any right or obligation or the forfeiture or loss of any benefit to which the Company or any of its Subsidiaries is entitled, in each case, under any provision of any Material Contract, except (A) as may be required under any antitrust Legal Requirements, (B) the applicable requirements of any federal or state securities laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (C) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (D) compliance with the applicable rules and regulations of the SEC and Nasdaq; or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of the Company or any of its Subsidiaries, and in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except for the (i) filing of the certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) compliance with the applicable requirements of the Exchange Act (including the filing with the SEC of the Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions) and the DGCL, (iii) compliance with the applicable rules and regulations of the SEC and Nasdaq, (iv) as may be required under any antitrust Legal Requirements and (v) notice to Governmental Bodies that may be required to change the Company’s name on Permits, neither the Company nor any of its Subsidiaries is required to give notice to, make any filing with, or obtain any Consent from any Governmental Body at, or any time prior to, the Closing in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except for those that the failure to make or obtain as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.23 Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.7, the Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement, and to the consummation of the Merger and the other Transactions.

3.24 Opinion of Financial Advisors. The Board of Directors has received the opinion of Moelis & Company LLC to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Shares (other than Shares to be canceled pursuant to Section 1.3(a)(i) and (ii), Dissenting Shares, Company Restricted Shares and Shares held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. Following execution and delivery of this Agreement, the Company shall provide a copy of such written opinion on a non-reliance basis to Parent solely for informational purposes promptly after receipt thereof by the Company.

3.25 Brokers and Other Advisors. Except for Moelis & Company, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. On or prior to the date of this Agreement, the Company has made available to Parent a true, correct and complete copy of the engagement letter between the Company and Moelis & Company relating to the Transactions.

3.26 Acknowledgment by the Company. The Company is not relying and the Company has not relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 4. Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub.

3.27 No Other Representations or Warranties. Except for the representations and warranties made by the Company contained in this Section 3, neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries, or the Company’s business, assets, liabilities, financial condition or results of operations or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, and Parent and Merger Sub expressly disclaim reliance on any representation or warranty of the Company or any other Person other than the representations and warranties expressly contained in this Section 3.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Due Organization. Each of Parent and Merger Sub is a limited liability company duly organized, validly existing and in good standing (where such concept is recognized under any applicable Legal Requirements) under the Legal Requirements of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each of Parent and Merger Sub is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Merger Sub. Merger Sub has not engaged, and prior to the Effective Time will not engage, in any business activities or conduct any operations other than in connection with the Transactions and those incident to Merger Sub’s formation. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.

4.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate, limited liability company or other power and authority to execute and deliver and perform their obligations under this Agreement, and to consummate the Transactions. The board of directors or similar governing body of each of Parent and Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the Transactions, including the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

4.4 Non-Contravention; Consents.

(a) Assuming compliance with the applicable provisions of the DGCL, and, if applicable, the rules and regulations of the SEC and any national securities exchange, the execution and delivery of this Agreement by Parent or Merger Sub, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Merger Sub; (ii) assuming all approvals and other actions described in Section 4.4(b) have been obtained, and all filings and obligations described in Section 4.4(b) have been made, cause a violation by Parent or Merger Sub of any Legal Requirement applicable to Parent or Merger Sub, or to which Parent or Merger Sub are subject; or (iii) require any consent or notice under, conflict with, result in breach or violation of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, modification, cancellation, acceleration or other adverse change of any right or obligation or the forfeiture or loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract, and in the case of clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except for the (i) filing of the certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) compliance with the applicable requirements of the Exchange Act, Takeover Laws and the DGCL, and (iii) compliance with the applicable rules and regulations of the SEC and any national securities exchange, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from any Governmental Body in connection with the execution and delivery of this Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or the other Transactions, except those that the failure to make or obtain as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.5 Disclosure. None of the written information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries, specifically for inclusion or incorporation by reference in the Proxy Statement will, (i) at the time such document is filed with the SEC, (ii) at any time such document is amended or supplemented or (iii) at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Absence of Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened, against Parent or Merger Sub, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.7 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of executed debt commitment letters, each dated as of the date hereof, together with all attachments thereto (as may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof) (each, a “Commitment Letter” and together, the “Commitment Letters”), from the Debt Financing Sources party thereto pursuant to which the Debt Financing Sources have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein to Parent. The debt financing contemplated by the Commitment Letters or any Alternative Debt Financing is referred to in this Agreement as the “Debt Financing.” As of the date hereof, Parent has delivered to the Company true, correct and complete copies of the fee letters, dated as of the date hereof (the “Debt Fee Letters”), between Parent and the Debt Financing Sources party thereto, which may be redacted in a customary manner to remove only those items related to specific fees payable thereunder to a Debt Financing Source and specific “market flex” provisions (any Debt Fee Letter so redacted is referred to as “Customarily Redacted”).

(b) Except as expressly set forth in the Commitment Letters, as of the date hereof, there are no conditions precedent to the obligations of the applicable Debt Financing Sources to provide the Debt Financing, and Parent has no reason to believe that (i) it or any other party to the Commitment Letters will be unable to satisfy any term or condition of the Debt Financing, or (ii) the Debt Financing will not be made available to Parent on the Closing Date.

(c) As of the date hereof, there are no side letters or agreements relating to the Debt Financing to which Parent, Merger Sub or any of their Affiliates are a party that would permit the parties to the Commitment Letters to reduce the amount of the Debt Financing below the Financing Amount, impose new or additional conditions precedent to the availability of the Debt Financing or that would otherwise adversely affect, prevent or substantially delay the availability of the funds contemplated by the Commitment Letters at the Closing.

(d) As of the date hereof, to the knowledge of Parent, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, assuming the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, would reasonably be expected to constitute or result in a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Commitment Letters or otherwise result in any portion of the Debt Financing required to satisfy the Financing Amount (after taking into account all sources of capital available to Parent) to be unavailable on the Closing Date.

(e) The Debt Financing, when funded in accordance with the Commitment Letters (both before and after giving effect to the exercise of any or all applicable “market flex” provisions), shall provide Parent with funds on the Closing Date in an amount sufficient for (i) the payment of the aggregate Merger Consideration, (ii) the prepayment or repayment of any outstanding indebtedness of the Company or any of its Subsidiaries required by this Agreement to be prepaid or repaid and (iii) the payment of any other amounts required to be paid by Parent or Merger Sub hereunder on the Closing Date in connection with the consummation of the Transactions and the payment of any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation in connection with the foregoing, after taking into account any available cash of the Company and its Subsidiaries, cash on hand and cash available from other funding sources (such amount, the “Financing Amount”).

(f) As of the date hereof, the Commitment Letters are in full force and effect and are valid, enforceable and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, subject, in each case, to the effect of the Enforceability Exceptions.

(g) As of the date of this Agreement, Parent (or an Affiliate of Parent) has paid in full any and all commitment fees or other fees required to be paid by Parent (or an Affiliate of Parent) pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will, directly or indirectly, pay in full any such amounts due on or before the Closing Date pursuant to the terms of the Commitment Letters.

(h) As of the date hereof, (i) none of the Commitment Letters have been modified, amended, supplemented or altered, (ii) no modification, amendment, supplement or alteration is contemplated by Parent or, to the knowledge of Parent, by the other parties thereto (other than, with respect to each Commitment Letter, to add lenders, lead arrangers, bookrunners, syndication agents or other similar roles that had not executed the Commitment Letters as of the date of this Agreement) and (iii) none of the respective commitments under any of the Commitment Letters have been withdrawn, rescinded, replaced or terminated in any respect.

(i) Parent understands and acknowledges that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditioned upon Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

4.8 Ownership of Shares. Neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares, excluding investments made in the ordinary course of business in connection with retirement plans, 401(k) plans, mutual funds, index funds, pension plans, or similar arrangements, in each case, not specifically targeted to an investment in Shares and not resulting in record or beneficial ownership of any Shares by Parent or any of its controlled Affiliates.

4.9 Acknowledgment by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company and each of its Subsidiaries.

(b) In connection with the due diligence investigation of the Company and each of its Subsidiaries by Parent and Merger Sub and their respective Affiliates, stockholders or Representatives, Parent and Merger Sub and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the date of this Agreement from the Company and each of its Subsidiaries and their respective Affiliates, stockholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect thereto, unless and solely to the extent that any such information is expressly included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Company nor any of its Subsidiaries nor any of their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless, and only to the extent that, any such information is expressly included in a representation or warranty contained in this Agreement.

SECTION 5

CERTAIN COVENANTS OF THE COMPANY

5.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company and each of its Subsidiaries shall, and shall cause the respective Representatives of the Company and each of its Subsidiaries to, provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s Representatives, employees, facilities and assets and to all existing books, records (including Tax records), documents (including work papers) and information relating to the Company and each of its Subsidiaries, and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Company and each of its Subsidiaries and such additional financial, operating and other data and information regarding the Company and each of its Subsidiaries, as Parent may reasonably request, in each case for any reasonable business purpose related to the consummation of the Transactions; provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and its Subsidiaries, as applicable, and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company and its Subsidiaries; provided, further, that none of Parent nor Parent’s Representatives shall conduct any environmental site assessment, compliance evaluation or investigation with respect to any Real Property without the prior written consent of the Company (with email being sufficient) (which consent will not be unreasonably withheld, conditioned or delayed) and without reasonable consultation with the Company with respect to any such activity. Nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent if such disclosure would, in its reasonable discretion and after notice to Parent, (i) jeopardize any attorney-client or other legal privilege (so long as the Company and its Subsidiaries, as applicable, have reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Legal Requirement (so long as the Company and each of its Subsidiaries have reasonably cooperated with Parent to permit disclosure to the extent permitted by Legal Requirements) or

(iii) is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. With respect to information disclosed pursuant to this Section 5.1, Parent shall comply with, and shall cause Parent’s Representatives to comply with, all obligations under the Mutual Non-Disclosure Agreement, dated as of February 28, 2025, between the Company and Guarantor (as amended on May 1, 2025, the “Confidentiality Agreement”).

5.2 Operation of the Company’s Business. During the Pre-Closing Period, except (x) as expressly permitted or required by this Agreement or as required by applicable Legal Requirements, (y) with the prior written consent of Parent (with email being sufficient) (which approval will not be unreasonably withheld, conditioned or delayed) or (z) with respect to Section 5.2(a), as set forth in Section 5.2(a) of the Company Disclosure Schedule and with respect to Section 5.2(b), as set forth on Section 5.2(b) of the Company Disclosure Schedule.

(a) the Company shall, and shall cause each of its Subsidiaries to use reasonable best efforts to (i) conduct its business in the ordinary course consistent with past practice in all material respects and (ii) (1) maintain the material assets and properties of the Company and each of its Subsidiaries, (2) preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers, distributors, contractors, employees, Governmental Bodies and other Persons with which the Company and its Subsidiaries have material business relations, (3) preserve the goodwill and ongoing operations of the Company and each of its Subsidiaries, (4) comply in all material respects with applicable material Legal Requirements and (5) maintain their existence in good standing (to the extent applicable); and

(b) the Company and its Subsidiaries shall not (other than in connection with the Company’s obligations set forth in Section 5.2(a)):

(i) (A) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) (other than cash dividends or distributions made by any Subsidiary of the Company to the Company), or (B) repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than: (1) forfeitures or repurchases of Company Options, Company RSU Awards (or Shares issued upon the exercise or vesting thereof) or Company Restricted Shares pursuant to the terms of any such Company Option, Company RSU Award or Company Restricted Share; or (2) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Options, Company RSU Awards or Company Restricted Shares;

(ii) split, combine, subdivide or reclassify any Shares or other equity interests;

(iii) sell, issue, grant, deliver, pledge, transfer, incur any Encumbrance or authorize the sale, issuance, grant, delivery, pledge, transfer or Encumbrance of (A) any capital stock, equity interest or other security of the Company or any of its Subsidiaries (including Company Options or Company RSU Awards), (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security (including Company Options or Company RSU Awards) or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Company or any of its Subsidiaries (including Company Options or Company RSU Awards); provided, however, that the Company may issue Shares as required to be issued upon the exercise, vesting or settlement of Company Options or Company RSU Awards;

(iv) except as set forth in Section 1.6 or as required under Section 6.2 or any Employee Plan as in effect on the date of this Agreement and that is set forth on Section 3.17(a) of the Company Disclosure Schedule (A) establish, adopt, enter into, terminate or materially amend any Employee Plan (or any plan, program, policy, contract, arrangement or agreement that would be an Employee Plan if it were in existence on the date of this Agreement) excluding any offer letters for individuals hired in compliance with subclause (v) below that do not provide for severance, retention or change in control payments or benefits; (B) amend or waive any of its rights under, or accelerate the vesting, funding or payment of any compensation or benefits under, any provision of any of the Employee Plans (or any plan, program, policy, contract, arrangement or agreement that would be an Employee Plan if it were in existence on the date of this Agreement); (C) grant or increase any severance, retention or termination pay to any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, provided, that the Company may grant or increase the severance, retention or termination pay of any current employee whose base annual salary is less than $125,000 in the ordinary course of business and such grant or increase is not more than twenty percent (20%) of such employee’s base annual salary; (D) grant any employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries any increase in compensation or benefits, provided, that the Company may grant any employee whose base annual salary is less than $125,000 any increase in compensation or benefits in the ordinary course of business and such increase is not more than $10,000; (E) grant any equity, equity-based or other incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries; or (F) amend or modify any performance criteria, metrics or targets under any Employee Plan (or any plan, program, policy, contract, arrangement or agreement that would be an Employee Plan if it were in existence on the date of this Agreement) such that, as compared to those criteria, metrics or targets under any Employee Plan in effect as of the date of this Agreement, the performance criteria, metrics or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification;

(v) hire or engage, or terminate (other than for cause, death or disability), any employee or individual independent contractor with an annual base salary or annual base compensation (as applicable) in excess of $125,000;

(vi) amend or permit the adoption of any amendment to its or its Subsidiaries’ certificate of incorporation or bylaws;

(vii) (A) form any Subsidiary, (B) acquire any equity interest in any other Entity, (C) acquire a material portion of the assets of any other Person (other than any acquisition of supplies, raw materials, inventory or products in the ordinary course of business) or (D) enter into any material joint venture, partnership or similar arrangement;

(viii) sell, lease, transfer, or create or incur any Encumbrance (other than Permitted Encumbrances) on, any assets, properties or interests, other than sales, leases, dispositions or transfers for consideration individually not in excess of $200,000, or in the aggregate not in excess of $500,000, other than (A) pursuant to existing Contracts or commitments, (B) sales of Company products and services, inventory or equipment in the ordinary course of business consistent with past practice or (C) operating or lease financings in the ordinary course of business;

(ix) make or authorize any capital expenditure (except that the Company and each of its Subsidiaries may make capital expenditures that do not exceed $200,000 individually or $500,000 in the aggregate, other than capital expenditures required under any Lease, relating to any emergency repairs, and as set forth in the capital expenditure budget as set forth in Schedule 5.2(b)(ix));

(x) make any material change to any privacy policy or notice of the Company or any of its Subsidiaries, except as required by Legal Requirements;

(xi) except pursuant to an Acceptable Confidentiality Agreement, disclose any confidential information relating to any of the Company’s products other than pursuant to a binding written confidentiality and non-disclosure agreement as in effect as of the date hereof;

(xii) acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, divest or spin-off, abandon, waive, create or incur any Encumbrance (other than a Permitted Encumbrance) on, relinquish or permit to lapse, grant any other right or immunity under (whether present or contingent, including any option, right of first refusal or other preferential right, non-assert or covenant not to sue), transfer or assign, or fail to use reasonable best efforts to maintain, enforce or protect, any material Intellectual Property Right, except (A) granting non-exclusive licenses where the grant of rights to use any such Intellectual Property Rights are incidental, and not material to, any performance under each such agreement and (B) transactions between the Company and any of its Subsidiaries or between the Company’s Subsidiaries;

(xiii) except for investments in cash equivalents (including short term treasuries and similar investments), lend money or make capital contributions or advances to or make investments in, any Person (other than the Company’s Subsidiaries), or incur, issue or guarantee any Indebtedness (except for (i) borrowings permitted under Existing Indebtedness made to support operations in the ordinary course of business (provided, the Company shall reasonably consult Parent prior to borrowing in a manner that is materially inconsistent with past practice pursuant to this clause (i)), (ii) operating and lease financings entered into in the ordinary course of business or (iii) advances to employees and consultants for travel and other business related expenses in the ordinary course of business and in compliance with the Company’s policies related thereto), other than between the Company and any of its Subsidiaries or between the Company’s Subsidiaries, or renew, extend, repurchase, prepay or refinance any existing credit or loan arrangements (other than repayment of amounts borrowed under the Existing Indebtedness in accordance with its terms), or enter into “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of the foregoing;

(xiv) (A) amend or modify in any material respect, or waive any material right under, terminate, replace or release, settle or compromise any material right or claim under any Material Contract or (B) enter into any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(xv) (A) acquire, or agree to acquire, any real property or (B) enter into any material lease, sublease, license or other agreement relating to real property in each case involving payments by the Company over a twelve (12) month period in excess of $500,000;

(xvi) enter into a new line of business or abandon or discontinue any existing lines of business of the Company and its Subsidiaries;

(xvii) (A) adopt or make any material change to any accounting method or accounting period used for Tax purposes, or change any annual Tax accounting period; (B) make, rescind or change any material Tax election; (C) file an amended material Tax Return; (D) enter into a closing agreement with any Governmental Body regarding any material Tax liability or material assessment or file a request for a ruling or other relief with any Governmental Body with respect to any material Tax or material Tax Return; (E) settle, compromise or consent to any material Tax claim or material assessment or surrender a right to a refund of, offset to or other reduction in any material Tax liability; or (F) waive or extend the statute of limitations with respect to any material Tax or material Tax Return (other than in the ordinary course);

(xviii) commence any Legal Proceeding, except in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a loss of a material right or the material impairment of a valuable aspect of its business (provided that the Company give Parent at least five (5) days advance written notice prior to the commencement of any such Legal Proceeding);

(xix) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) against the Company or any of its Subsidiaries, other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Company or any of its Subsidiaries of not more than $250,000 in the aggregate (net of insurance proceeds), or (B) results in no monetary or other material non-monetary obligation of the Company or any of its Subsidiaries; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 1.5 or Section 6.5;

(xx) (A) modify, terminate, extend, or enter into any Collective Bargaining Agreement or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xxi) implement any employee layoffs, temporary layoffs, furloughs, reductions in force, work schedule changes, reductions in compensation or other similar actions that, in any case, could reasonably be expected to trigger notice obligations under the WARN Act;

(xxii) waive or release any material noncompetition, nonsolicitation, noninterference, nondisparagement, nondisclosure or other restrictive covenant obligation of any current or former employee or individual independent contractor of the Company or any of its Subsidiaries, with the exception of any such waivers or releases required by federal or applicable state law;

(xxiii) adopt or implement any stockholder rights plan or similar arrangement;

(xxiv) fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies of the Company or any of its Subsidiaries or to renew or replace such insurance policies with comparable insurance policies;

(xxv) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xxvi) abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Permits in a manner which is materially adverse to the business of the Company and its Subsidiaries, taken as a whole;

(xxvii) engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other person covered under Item 404 of Regulation S-K under the Securities Act; or

(xxviii) authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxvii) of this Section 5.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations.

5.3 Stockholder Meeting; Proxy Statement.

(a) The Company shall use reasonable best efforts to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as reasonably practicable after the earliest to occur of (i) the date on which the SEC confirms that it has no further comments on the Proxy Statement, (ii) the receipt of confirmation from the SEC that it will not be reviewing the Proxy Statement or (iii) if the SEC has failed to affirmatively notify the Company within ten (10) calendar days after the initial filing of the Proxy Statement with the SEC, the eleventh (11th) day after such filing, for the purpose of (A) voting on the matters requiring Company Stockholder Approval; and (B) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s executive officers in connection with the completion of the Merger. Subject to the permitted extensions set forth in the following sentence, the Stockholder Meeting shall in no event be initially scheduled for later than the forty-second (42nd) day following the first mailing of the Proxy Statement to the Company’s stockholders without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), and, within five (5) Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent not more than once every two weeks), the Company shall use reasonable best efforts to conduct “broker searches” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the Stockholder Meeting to be held by such date. If the Company is unable to obtain a quorum of its stockholders on the scheduled date of the Stockholder Meeting, the Company may adjourn or postpone the date of the Stockholder Meeting for up to ten (10) Business Days and, unless a Company Adverse Recommendation Change has been effected, the Company shall use its commercially reasonable efforts during such ten (10) Business Day period to obtain such a quorum as soon as practicable, and the Company may delay, adjourn or postpone the Stockholder Meeting to the extent (and only to the extent) the Company reasonably determines that such delay, adjournment or postponement is required by Legal Requirements or to comply with any order or request made by the SEC with respect to the Proxy Statement or otherwise. Notwithstanding the foregoing, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), postpone the Stockholder Meeting more than a total of three (3) times pursuant to the immediately preceding sentence without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Unless a Company Adverse Recommendation Change has been effected, the Board of Directors shall make the Company Board Recommendation and use its reasonable best efforts to obtain the Company Stockholder Approval, and the Company shall otherwise use reasonable best efforts to comply with all Legal Requirements applicable to the Stockholder Meeting. Unless this Agreement is terminated in accordance with Section 8.1, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Offer) prior to the vote of the Company’s stockholders with respect to the Merger at the Stockholder Meeting. The notice of such Stockholder Meeting shall state that a resolution to approve and adopt this Agreement and the Merger will be considered at the Stockholder Meeting, and no other matters shall be considered or voted upon at the Stockholder Meeting without Parent’s prior written consent (other than a non-binding, advisory vote to approve or disapprove certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger). Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholder Meeting if this Agreement is validly terminated.

(b) Except to the extent expressly permitted by Section 6.1, (i) the Board of Directors shall recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger at the Stockholder Meeting and (ii) the Proxy Statement shall include the Company Board Recommendation.

(c) As promptly as practicable after the date hereof, the Company and Parent shall prepare jointly and the Company shall file with the SEC the Proxy Statement in preliminary form (but in no event later than twenty (20) Business Days after the date of this Agreement). As soon as practicable thereafter, the Company shall file the definitive Proxy Statement and use its commercially reasonable efforts to mail to its stockholders the Proxy Statement and all other proxy materials for the Stockholder Meeting. If necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, the Company shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its legal counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall use reasonable best efforts to include in such document any comments reasonably proposed by Parent and its legal counsel. The Company shall, as promptly as practicable after receipt thereof, provide Parent and its legal counsel with copies of any written comments, and advise Parent and its legal counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, provide Parent and its legal counsel a reasonable opportunity to review the Company’s proposed response to such comments, consider in good faith any comments reasonably proposed by Parent and its legal counsel, and provide Parent and its legal counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement.

(d) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Legal Requirements, in disseminating the information contained in such amendment or supplement to stockholders of the Company. Nothing in this Section 5.3(d) shall limit the obligations of any Party under Section 5.3(c).

5.4 No Solicitation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal) and (ii) does not prohibit the Company from providing any information to Parent in accordance with, and otherwise complying with, this Section 5.4 or otherwise prohibit the Company from complying with its obligations under this Section 5.4 and Section 6.1. For the avoidance of doubt, the term “Acceptable Confidentiality Agreement” shall include those confidentiality agreements in effect between the Company and a third party as of the date hereof.

(b) Except as expressly permitted by this Section 5.4, during the Pre-Closing Period, the Company (including the Board of Directors (including any committee thereof) and the Company’s officers) and each of its Subsidiaries (i) shall, and shall cause their Representatives, to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with (or provision of any information to) any Persons (other than Parent or its Representatives) with respect to an Acquisition Proposal or that could be reasonably expected to lead to an Acquisition Proposal and (ii) shall not, and shall cause their Representatives, not to, directly or indirectly, (A) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal or could be reasonably expected to lead to an Acquisition Proposal; (B) (1) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing information other than in compliance with Section 5.4(c)) the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (2) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with, or for the purpose of soliciting or knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (3) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent, acquisition agreement, agreement in principle or similar document (whether written or oral, binding or non-binding) with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (an “Alternative Acquisition Agreement”); or (C) waive, amend, modify or terminate any provision of, or grant permission under, or fail to enforce, any confidentiality or standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or take any action to exempt any Person (other than Parent, Merger Sub or their Affiliates) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the organizational and other governing documents of the Company or any of its Subsidiaries; provided that, solely in the case of this clause (C), if the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under Delaware Legal Requirements, the Company may, with prior written notice to Parent, waive any such standstill provision to the extent necessary to permit a third party (if it has not been solicited in material breach of this Section 5.4(b)) to make an Acquisition Proposal on a confidential basis to the Board of Directors. In furtherance of the foregoing, promptly, and in any event within one (1) Business Day of the date hereof, following the execution and delivery of this Agreement, the Company shall (x) request that each Person and its representatives (other than Parent and its representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement or otherwise received non-public information about the Company or any of its Subsidiaries from, or on behalf of, the Company, in each case in connection with such Person’s consideration of an acquisition, business combination, joint venture or other similar transaction, to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the date of this Agreement and

(y) immediately terminate all physical and electronic data room access for such Persons and their representatives to diligence or other information regarding the Company or any of its Subsidiaries. The Company shall be responsible for any action taken by the Board of Directors (including any committee thereof), its Subsidiaries and its or its Subsidiaries’ Representatives (acting in its capacity as such on behalf of the Company or any of its Subsidiaries) that, had such action been taken by the Company, would constitute a breach of this Section 5.4 and any such action taken by any such Person shall constitute a breach of this Section 5.4 by the Company.

(c) Notwithstanding anything to the contrary contained in this Agreement, if at any time on or after the date of this Agreement and prior to the time that the Company Stockholder Approval is obtained, the Company or any of its Subsidiaries or any of their Representatives receives an unsolicited bona fide Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not arise out of or result from a material breach of this Section 5.4 or Section 6.1, if the Board of Directors determines in good faith (i) after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be likely to lead to a Superior Offer and (ii) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Delaware Legal Requirements, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and each of its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided that prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and the Company shall substantially concurrently with the delivery to such Person provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person to the extent access to such information was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal. If the Board of Directors makes the determination described in this Section 5.4(c) or takes any initial action set forth in the foregoing clauses (A) or (B) of this Section 5.4(c), the Company shall notify Parent within one (1) Business Day thereof.

(d) During the Pre-Closing Period, the Company shall (i) promptly (and in any event within one (1) Business Day after the receipt thereof) notify Parent of any Acquisition Proposal received by the Company and provide to Parent an unredacted copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, financing commitment, acquisition agreement or similar agreement with respect thereto) and a reasonably detailed summary of any material unwritten terms and conditions thereof (in each case, excluding the identity of the Person or group of Persons making the Acquisition Proposal) and (ii) keep Parent reasonably informed of the status of, and any material developments regarding, any such Acquisition Proposal (including any amendments or proposed amendments to the terms of such) on a prompt and timely basis (and in any event within one (1) Business Day of such material development). The Company agrees that it and its controlled Affiliates will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.4.

(e) Nothing in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by applicable Legal Requirements; provided, however, that nothing in this Section 5.4(e) shall permit the Board of Directors to make a Company Adverse Recommendation Change and, unless the Board of Directors has made a Company Adverse Recommendation Change in accordance with the provisions of Section 6.1(b) that remains in effect and has not been withdrawn, such disclosure shall state that the Company Board Recommendation continues to be in effect.

(f) The Company agrees that in the event the Company, the Board of Directors (including any committee thereof), its Subsidiaries and its or its Subsidiaries’ Representatives (acting in its capacity as such on behalf of the Company or any of its Subsidiaries) takes any action which, if taken by the Company, would constitute a breach of this Section 5.4, the Company shall be deemed to be in breach of this Section 5.4.

SECTION 6

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Board Recommendation.

(a) Subject to Section 6.1(b), neither the Board of Directors nor any committee thereof shall (i) (A) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders, (B) change, qualify, withhold, withdraw or modify, or publicly propose or announce an intention to change, qualify, withhold, withdraw or modify, in either case, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (C) adopt, approve, recommend or declare advisable, or publicly propose or announce its intention to adopt, approve, recommend or declare advisable, an Acquisition Proposal, (D) if an Acquisition Proposal has been publicly disclosed, (i) fail to publicly recommend against any such Acquisition Proposal within seven (7) Business Days after Parent’s written request that the Company do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and (ii) reaffirm the Company Board Recommendation within such seven (7) Business Day period (or, relating to any Acquisition Proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last seven (7) Business Days prior to the then-scheduled Stockholder Meeting, fail to take the actions referred to in this clause (D), with references to the applicable seven (7) Business Day period being replaced with five (5) Business Days), (E) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within ten (10) Business Days after Parent’s written request that the Company do so or (F) resolve or agree to take any of the foregoing actions (any action described in the foregoing, a “Company Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (a “Company Acquisition Agreement”).

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to, but not after, the Company Stockholder Approval:

(i) if the Company or any of its Subsidiaries has received an unsolicited bona fide written Acquisition Proposal that did not arise out of or result from a material breach of Section 5.4 or Section 6.1 from any Person that has not been withdrawn and after consultation with outside legal counsel and its financial advisors, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal constitutes a Superior Offer, (x) the Board of Directors may make a Company Adverse Recommendation Change, or (y) the Company may terminate this Agreement pursuant to Section 8.1(e) to enter into a Specified Agreement with respect to such Superior Offer, in each case, if and only if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under Delaware Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.1(e) at least four (4) Business Days prior to making any such Company Adverse Recommendation Change or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Recommendation Change or termination) and, if desired by Parent, during such four (4) Business Day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that such Acquisition Proposal would cease to constitute a Superior Offer; and (C) (1) the Company shall have provided to Parent, prior to the commencement of such four (4) Business Day period, the information with respect to such Acquisition Proposal in accordance with Section 5.4(d), (2) the Company shall have given Parent the four (4) Business Day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after giving effect to any proposals made by Parent during such period, if any, after consultation with outside legal counsel and its financial advisors, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Offer and that failure to make the Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(e) would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company shall not be considered a Company Adverse Recommendation Change and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 6.1 to the extent that any such communication expressly reaffirms the Company Board Recommendation. The provisions of this Section 6.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice; provided that for such subsequent Determination Notice, the required four (4) Business Days shall be deemed to be two (2) Business Days; and

(ii) other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Recommendation Change in response to an Intervening Event if: (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under Delaware Legal Requirements; (B) the Company shall have given Parent a Determination Notice describing in reasonable detail the facts and circumstances relating to such Intervening Event and that render a Company Adverse Recommendation Change necessary at least four (4) Business Days prior to making any such Company Adverse Recommendation Change and, if desired by Parent, during such four (4) Business Day period shall have negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal to the extent proposed by Parent so that a Company Adverse Recommendation Change would no longer be necessary; and (C) (1) the Company shall have specified in reasonable detail the facts and circumstances that render a Company Adverse Recommendation Change necessary, (2) the Company shall have given Parent the four (4) Business Day period after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Recommendation Change would no longer be necessary, and (3) after giving effect to the proposals made by Parent during such period, if any, after consultation with outside legal counsel and its financial advisors, the Board of Directors shall have determined, in good faith, that failure to make the Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under Delaware Legal Requirements. The provisions of this Section 6.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Intervening Event, which shall require a new Determination Notice, except that the references to four (4) Business Days shall be deemed to be two (2) Business Days.

(c) Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

6.2 Employee Benefits.

(a) From and after the Effective Time, the Parent intends to make commercially reasonable efforts to provide, or cause to be provided, to each Continuing Employee wages, retirement health, welfare, and fringe benefits similar to those provided to such Continuing Employee immediately prior to the Effective Time.

(b) For purposes of vesting, eligibility to participate and for calculating severance and vacation entitlements under the employee benefit plans of Parent, the Surviving Corporation or any of their respective Subsidiaries (each, a “New Plan”), Parent shall use commercially reasonable efforts, to the extent permissible under the terms of any New Plan and Legal Requirements, and provided that doing so would not result in duplication of benefits, (i) to credit each Continuing Employee with his or her years of service with the Company, its Affiliates or their respective predecessors before the Effective Time, (ii) to allow each Continuing Employee to participate in any New Plan as soon as reasonable practicable, (iii) to waive any waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan for each Continuing Employee and his or her covered dependents, and (iv) to credit each Continuing Employee under a New Plan for deductibles, coinsurance and out-of-pocket expenses paid under an Employee Plan. No later than ten (10) Business Days prior to the Closing Date, or as otherwise agreed by the Parties, the Company shall provide a reasonable estimate of the accrued but unused paid time off and vacation days (reflected in both hours and monetary totals), in each case, expected as of the Closing Date, of each employee of the Company or any of its Subsidiaries.

(c) The Board of Directors (or the appropriate committee thereof) shall adopt resolutions (which resolutions shall be subject to Parent’s prior review and reasonable comment) and take such corporate action as is necessary or appropriate to terminate each tax-qualified defined contribution retirement plan of the Company with a qualified cash or deferred arrangement under Section 401(k) of the Code (each, a “Company 401(k) Plan”), effective as of the day prior to the Closing Date, contingent upon the occurrence of the Closing, unless Parent notifies the Company in writing not less than five (5) Business Days before the Effective Time that it has determined not to terminate the Company 401(k) Plans. If the Company 401(k) Plans are terminated, as provided herein, Parent shall use commercially reasonable efforts to, or shall use commercially reasonable efforts to cause one (1) of its Affiliates to, have in effect a tax qualified defined contribution retirement plan as soon as reasonably practicable following the Effective Time that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) in which each Continuing Employee who is actively employed at the Closing and was a participant in any of the Company 401(k) Plans shall be eligible to participate as soon as reasonably practicable following the Closing, and as soon as practicable following the Closing, the account balances under the Company 401(k) Plans shall be distributed to the participants, and Parent shall use commercially reasonable efforts, to the extent permitted by the Parent 401(k) Plan, permit such Continuing Employees to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (including promissory notes evidencing participant loans), in the form of cash, in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plans. Not less than five (5) days prior to the Closing, Parent may request that the Company take appropriate corporate action to terminate any other Employee Plan (other than (i) any individual Employee Plan, (ii) medical, dental, vision, and prescription Employee Plans, or (iii) any multiemployer plan as defined in Section 3(37) of ERISA) effective as of the Closing Date, contingent upon the occurrence of the Closing, or as of such other date agreed upon by the Parties. All resolutions, notices, participant communications or other documents issued, adopted or executed in connection with the termination of the Company 401(k) Plan and any other Employee Plan shall be subject to Parent’s prior review and reasonable comment.

(d) Nothing in this Agreement shall confer upon any Continuing Employee or other Person any right to continue in the employ or service of Parent, the Company, the Surviving Corporation or their respective Affiliates. Except as expressly set forth in this Section 6.2, no provision of this Agreement: (i) shall limit the ability of Parent, the Company, the Surviving Corporation or their respective Affiliates to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them (subject to the limitations set forth in Section 5.2), (ii) shall be deemed or construed to amend, establish, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement or (iii) create any third-party beneficiary rights or obligations in any person (including any current or former service provider or employee of Parent or any of its Affiliates (or any beneficiaries or dependents thereof)) or any right to employment or continued employment or to a particular term or condition of employment with the Company or any of its Affiliates (including, following the Effective Time, the Surviving Corporation and any of its Affiliates).

6.3 Financing.

(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to obtain, no later than the Closing Date, the proceeds of the Debt Financing on the terms and conditions described in the Commitment Letters (or on other terms that are not (1) less favorable to Parent than the terms and conditions (including any “market flex” provisions contained in the Debt Fee Letters) set forth in the applicable Commitment Letter and (2) Restricted Terms (clauses (1) and (2), the “Acceptable Debt Financing Terms”)), including using reasonable best efforts to (i) maintain in effect and not cancel any commitments under the Commitment Letters in accordance with and subject to the terms and conditions set forth therein (it being understood that the Commitment Letters may be replaced or amended as provided below), (ii) negotiate, execute and deliver the Definitive Debt Financing Agreements that reflect the terms and conditions in the Commitment Letters or such other terms solely to the extent they constitute Acceptable Debt Financing Terms and (iii) satisfy on a timely basis (or obtain a waiver of) all conditions in the Commitment Letters (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and the Definitive Debt Financing Agreements applicable to Parent or its Affiliates that are within their control.

(b) Parent shall not, and shall cause its Affiliates not to, permit or consent to or agree to any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, any Commitment Letter without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), if such amendment, restatement, supplement, termination, modification or waiver would (i) impose new or additional conditions precedent to the initial funding of the Debt Financing, or expand upon or amend or modify, in each case, in any adverse manner, the existing conditions precedent to the initial funding of the Debt Financing, (ii) prevent or materially delay the availability at the Closing of all or a portion of the Debt Financing necessary to satisfy the Financing Amount (after taking into account the portion of the Debt Financing that remains available and all other sources of capital available to Parent) or the consummation of the Transactions, (iii) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Commitment Letters or Debt Fee Letters on the Closing Date unless the amount of the Debt Financing is increased by a corresponding amount) below the amount necessary to satisfy the Financing Amount (after taking into account the portion of the Debt Financing that remains available, any available cash of the Company and each of its Subsidiaries, cash on hand and cash available from other funding sources), (iv) adversely affect the ability of Parent to enforce its rights under any Commitment Letter, or (v) otherwise impact or delay or adversely affect the ability of Parent to consummate the Transactions or the Debt Financing (clause (i) through clause (v), the “Restricted Terms”); provided that Parent may amend each Commitment Letter to add initial lenders, lead arrangers, bookrunners, syndication agents or other similar roles that had not executed such Commitment Letter as of the date of this Agreement. The syndication of any portion of the Debt Financing (and the implementation of “market flex” provisions) in accordance with either Commitment Letter shall not, and shall not be deemed to, violate Parent’s obligations under this Agreement. As promptly as practicable following execution thereof, Parent shall furnish to the Company a correct and executed copy of any such amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to any Commitment Letter, the Debt Fee Letters and any other fee letters entered into in respect of the Debt Financing (which may be Customarily Redacted as if such letters were Debt Fee Letters).

(c) In the event that any portion of the Debt Financing in an amount required to satisfy the Financing Amount (after taking into account the portion of the Debt Financing that remains available and any available cash of the Company and each of its Subsidiaries, cash on hand and cash available from other funding sources) (i) becomes unavailable on the terms and conditions (including any “market flex” provisions set forth in the Debt Fee Letters) contemplated by the Commitment Letters or any of the definitive agreements with respect to the Debt Financing (the “Definitive Debt Financing Agreements”), or (ii) shall be withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor (other than the right of Parent to terminate this Agreement), Parent will use reasonable best efforts to (x) obtain alternative debt financing (in an amount, when taken together with the portion of the Debt Financing that remains available and any available cash of the Company and its Subsidiaries, is at least equal to the Financing Amount) from the same or other sources on terms and conditions that are not materially less favorable, when taken as a whole, to Parent (as reasonably determined by Parent in good faith) than those contained in any applicable Commitment Letter and Debt Fee Letter (including any “market flex” provisions set forth in the Debt Fee Letters) (the “Alternative Debt Financing”) and (y) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement (other than as expressly provided otherwise and with respect the representations in this Agreement made by Parent that speak to the date of this Agreement), the term “Debt Financing” shall be deemed to include any Alternative Debt Financing arranged in compliance herewith, and the terms “Commitment Letters,” “Debt Fee Letters” and “Definitive Debt Financing Agreements” shall be deemed to include any commitment letter (or similar agreement), fee letters or definitive agreement with respect to any such Alternative Debt Financing; provided that, notwithstanding anything to the contrary herein, in no event shall any Alternative Debt Financing or amendment with respect to the Commitment Letters be deemed to materially and adversely expand the obligations set forth in this Section 6.3 of the Company and each of its Subsidiaries.

(d) Upon the reasonable request of the Company, Parent shall keep the Company reasonably informed of the status of its efforts to consummate the Debt Financing, except to the extent such information would jeopardize any attorney-client privilege, attorney work-product protections or similar protections. Without limiting the generality of the foregoing, Parent must give the Company prompt written notice (and in any event within two (2) Business Days):

(i) of any breach or default by any party to the Commitment Letters of which Parent has knowledge; and

(ii) the receipt by Parent or any of its officers of any written notice from any Debt Financing Source with respect to any (1) actual breach (or threatened breach), default, termination or repudiation by any party to the Commitment Letters of any provisions of the Commitment Letters; or (2) dispute or disagreement between or among any parties to the Commitment Letters with respect to the Commitment Letters that, in the case of clauses (1) and (2), would reasonably be expected to delay or prevent the consummation of the Debt Financing on the Closing Date.

Notwithstanding anything to the contrary, nothing in this Section 6.3(d) shall require Parent to take any action to the extent it would jeopardize any attorney-client privilege, attorney work-product protections or similar protections.

(e) Notwithstanding anything to the contrary, nothing in this Section 6.3 shall require, and in no event will the reasonable best efforts of Parent be deemed or construed to require, (i) funding of any equity financing, (ii) the incurrence of any debt financing other than the Debt Financing or any Alternative Debt Financing, (iii) the payment of fees in connection with the Debt Financing in excess of the amounts contemplated by the Commitment Letter or (iv) the commencement of any litigation against any Debt Financing Source.

(f) From the date of this Agreement until the earlier of the Closing Date and the valid termination of this Agreement in accordance with Section 8, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide, and shall cause its Representatives to use their commercially reasonable efforts to provide, cooperation reasonably requested by Parent in connection with the obtaining, arrangement and consummation of the Debt Financing, such reasonable best efforts to include, but not be limited to:

(i) causing appropriate members of the Company’s senior management team to participate in a reasonable and limited number of meetings (which may be virtual), conference calls, presentations and due diligence sessions with arrangers, accountants and/or potential lenders, at reasonable times and locations mutually agreed, and upon reasonable notice;

(ii) assisting Parent with the preparation of customary bank information memoranda, investor, lender presentations and similar customary documents for use in connection with the Debt Financing;

(iii) furnishing to Parent and the Debt Financing Sources, as promptly as reasonably practicable, (x) the financial statements referenced in clause (c) of paragraph 9 of Exhibit C to each Commitment Letter and (y) solely with respect to financial information derived from the Company’s historical books and records, information reasonably requested in connection with the preparation of the pro forma financial statements required by clause (d) of paragraph 9 of Exhibit C to each Commitment Letter;

(iv) assisting Parent in connection with the preparation of (and executing and delivering as of the Closing Date) any closing documents and other definitive financing documents with respect to the Debt Financing (including any credit agreements, amendments, joinders, currency or interest rate hedging arrangements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents and other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be required in connection with the Debt Financing or the Commitment Letters as may be reasonably requested by Parent, and otherwise necessary to facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing on the Closing Date, including a certificate of a financial officer of the Company with respect to solvency matters), it being understood that any such documents will not be recorded or take effect until the Effective Time;

(v) assisting in facilitating the pledging, granting and perfection of collateral and the granting of security interests, mortgages, deeds of trust and guarantees in respect of the Debt Financing (including to deliver any original stock certificates and related powers and any original promissory notes and related powers and assisting with regard to obtaining title insurance policies for any mortgages or deeds of trust);

(vi) providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a customary representation to the Debt Financing Sources, including that the public side versions of such documents do not include material non-public information about the Company or any of its Subsidiaries or their securities and as to the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing;

(vii) at least ten (10) Business Days prior to the Closing Date, providing all documentation and other information about the Company and each of its Subsidiaries that is required by the Debt Financing Sources in connection with Debt Financing to comply with applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act and, to the extent applicable, customary beneficial ownership certifications, and the requirements of 31 C.F.R. §1010.230) and that has been requested of the Company by or on behalf of Parent at least fifteen (15) Business Days prior to the Closing Date; and

(viii) assisting, to the extent customary and reasonable, to provide access to information reasonably necessary to complete any inventory appraisals and field examinations required by the Debt Financing;

(ix) taking all corporate and other customary actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing.

(g) The foregoing notwithstanding, nothing in this Section 6.3 shall require:

(i) cooperation that unreasonably interferes with the business or the operations of the Company or any of its Subsidiaries;

(ii) the Company or any of its Subsidiaries or any of their respective Representatives to execute, deliver or enter into any agreement with respect to the Debt Financing that is not contingent upon the occurrence of the Closing or that would be effective prior to the Closing Date (other than customary authorization letters and KYC documentation) or none of the directors and managers of the Company or the Company’s subsidiaries shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained prior to the Closing Date unless Parent shall have determined that such directors and managers are to remain as directors and managers of Parent or Parent’s Subsidiaries on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing Date;

(iii) the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other cost or expense; or

(iv) the Company or any of its Subsidiaries to take any action to the extent it would (A) reasonably be expected to conflict with, or result in any violation or breach of, or default under, such entity’s organizational documents, any applicable Legal Requirements, or any material contract to which it is a party; (B) result in the waiver of any attorney-client privilege or result in a breach of, or a default under, any Contract to which the to the Company or its Subsidiaries is a party that was not entered into in contemplation of this Agreement, provided that the Company or such Subsidiary shall use reasonable best efforts to provide an alternative means of disclosing or providing such information and in the case of any confidentiality obligation, the Company shall, to the extent permitted by such confidentiality obligations, notify Parent if any such information that Parent, Merger Sub or any Debt Financing Source has specifically identified and requested is being withheld as a result of any such obligation of confidentiality; or (C) cause any condition to the Closing set forth in Section 7 to not be satisfied.

(h) Notwithstanding anything in this Section 6.3 to the contrary, (i) any requested cooperation pursuant to this Section 6.3 shall not unreasonably interfere (in the reasonable judgment of the Company) with the business or the operations of the Company or its Subsidiaries, (ii) nothing in this Section 6.3 shall require cooperation to the extent that (A) it reasonably could be expected to result in personal liability to the respective directors, managers, officers or employees of the Company or its Subsidiaries with respect to the Debt Financing, (B) would conflict with, or result in any violation, of or beach of or default under the Company’s or any of its Subsidiaries’ organizational documents, any applicable Legal Requirements or any material contractual obligation to which the Company or any of its Subsidiaries is a party, (C) would require the Company or any of its Subsidiaries to disclose information subject to any attorney-client, attorney work product or other legal privilege or result in the waiver of any attorney-client privilege or conflict with any confidentiality requirements applicable to the Company or its Subsidiaries or (D) would cause any condition to the Closing set forth in Section 7 to not be satisfied, (iii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense or assume any liability or obligation in connection with the Debt Financing prior to the Effective Time (other than as are expressly reimbursable or payable by Parent or Merger Sub pursuant to Section 6.3(l)), (iv) none of the Company, its Subsidiaries or their respective Representatives shall be required to execute, deliver or enter into, or perform any agreement, certificate, document or instrument with respect to the Debt Financing that is not contingent upon the Closing (other than the execution and delivery of customary authorization letters and representation letters in connection with the obligations under this Section 6.3) and the directors and managers of the Company and its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained prior to the Closing Date unless Parent and Merger Sub shall have determined that such directors and managers are to remain as directors and managers of such Person on and after the Closing and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, and (v) disclosure of any confidential information to the Debt Financing Sources shall be made subject to the acknowledgment and acceptance by such Debt Financing Sources that such information is being disseminated on a confidential basis in accordance with customary “click through” confidentiality arrangements or other customary market standards for dissemination of such type of information.

(i) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that (i) such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or any of the Subsidiaries in any respect and (ii) provided that Parent shall provide Company with a reasonable opportunity to review any documents, communications or other materials in connection with which such logo is used, and consider in good faith the reasonable comments of Company, prior to the distribution, disclosure or use thereof.

(j) The Company shall deliver to Parent at least one (1) Business Day prior to the Closing Date (with drafts delivered at least five (5) Business Days prior to the Closing Date) copies of payoff letters and related release documentation with respect to the Existing Indebtedness in customary form reasonably satisfactory to Parent (the “Payoff Letters”), which shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Existing Indebtedness as of the anticipated Closing Date (and, if applicable, the daily accrual thereafter) (the “Payoff Amount”), together with wire transfer and payment instructions, (ii) state that upon receipt of the Payoff Amount in accordance with such Payoff Letters, the Existing Indebtedness and all related loan documents shall be discharged and terminated, (iii) provide that all Encumbrances and guarantees in connection with the Existing Indebtedness relating to the assets and properties of the Company or any of its Subsidiaries securing the obligations under the Existing Indebtedness shall be released and terminated upon payment of the Payoff Amount on the Closing Date and (iv) provide for the return of all possessory collateral (if any) in connection with the Existing Indebtedness (to the extent reasonably practicable, on the Closing Date); provided that it is understood that at the Company’s election, any such Payoff Letter in respect of Existing Indebtedness (if applicable) shall require Parent to provide back-stop letters of credit and/or cash collateral (it being understood that Parent shall be entitled to choose between providing cash collateral or a back-stop for any particular letter of credit) in the amount required by such Payoff Letter, or at the option of each of the issuer of any such letter of credit and the applicable Debt Financing Sources (each in its sole discretion), permit the letters of credit of such issuer thereunder to be “grand-fathered” into the Debt Financing and become outstanding obligations thereunder. The Company shall and shall cause its applicable Subsidiaries to, unwind or novate or assist Parent in connection with the unwinding or novation of any outstanding interest rate or other swaps or hedges on the Closing Date that are designated by Parent in writing to the Company at least ten (10) Business Days prior to the Closing Date (notice of which may be delivered by the Company to the applicable interest rate, swap or hedge counterparty at Parent’s request in advance of the Closing Date so long as the underlying swap or hedge documentation permits any such notice to be contingent upon the consummation of the Closing). The Company shall, and shall cause its Subsidiaries and their respective representatives to, in each case, provide all customary cooperation reasonably requested by Parent in connection with this Section 6.3(j).

(k) Parent acknowledges and agrees that obtaining the Debt Financing is not a condition to its obligations under this Agreement.

(l) Parent agrees to indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs, charges or expenses (including reasonable attorneys’ fees), suffered or incurred by them in connection with their cooperation under this Section 6.3 in respect of the Debt Financing (including the arrangement or obtaining thereof) and the provision of any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries) (including reasonable and documented costs and expenses of counsel and advisors), in each case, except to the extent resulting from the bad faith, gross negligence, Fraud or willful misconduct of, or material breach of this Agreement by, the Company or any of its Subsidiaries or any of its or their respective Representatives (as finally determined by a court of competent jurisdiction), arising from materially incorrect or misleading information provided by the Company or any of its Subsidiaries or any of its or their respective Representatives, or to the extent that the indemnity relates to matters with respect to which Parent is entitled to indemnity hereunder. Parent agrees to, promptly on written request by the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by then in respect of their cooperation contemplated by this Section 6.3 (it being understood that such reimbursement shall not apply to any fees, costs and expenses (x) incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements, (y) any ordinary course amounts payable to existing employees of or consultants to the Company or any of its Subsidiaries with respect to services provided prior to the Closing and (z) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Debt Financing (including the preparation and/or delivery of financial information, payoff letters and lien releases)).

(m) Notwithstanding anything to the contrary in this Agreement, any breach by the Company or any of its Subsidiaries of any of the covenants required to be performed by it under this Section 6.3 shall not be considered in determining the satisfaction of the condition set forth in Section 7.2(d) or any right to termination set forth in Section 8.1(f), unless (i) such breach is a willful breach or (ii) (A) such breach (if not willful) is a material breach and has not been cured by the Company within ten (10) Business Days after the Company’s receipt of written notice of such breach from Parent and (B) any portion of the Debt Financing has not been obtained as a result of such uncured breach.

6.4 Indemnification of Officers and Directors.

(a) From the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) existing in favor of the current or former directors or officers of the Company or any of its Subsidiaries pursuant to the organizational documents thereof and any indemnification or other similar agreements of the Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms, and Parent shall cause the Company and each of its Subsidiaries to perform their obligations thereunder. Without limiting the foregoing, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a former director or officer of the Company or any of its Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the Transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL. In the event of any such claim, action, suit or proceeding, (x) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation or its Subsidiaries, as applicable, in accordance with the organizational documents and any indemnification or other similar agreements of the Surviving Corporation, as applicable, as in effect on the date of this Agreement; provided that any Indemnified Person to whom expenses are advanced provides an undertaking, if required by the DGCL or the Surviving Corporation’s certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification or other similar agreements, as applicable, to repay such advances if it is ultimately determined by final adjudication that such Indemnified Person is not entitled to indemnification and (y) the Surviving Corporation and its Subsidiaries, as applicable, shall reasonably cooperate in the defense of any such matter.

(b) Prior to the Closing Date, in consultation with Parent, the Company shall purchase, “tail” directors’ and officers’ liability insurance for the Company and each of its Subsidiaries and their current and former directors and officers who are covered by the directors’ and officers’ liability insurance coverage currently maintained by or for the benefit of the Company or any of its Subsidiaries as of the date of this Agreement (the “Current D&O Insurance”), such “tail” insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insureds thereunder with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the total cost of any such “tail” insurance exceed 300% of the aggregate annual premium most recently paid by the Company or any of its Subsidiaries for the Current D&O Insurance (the “Maximum Amount”); provided, further, that if such “tail” insurance is not reasonably available or the aggregate premium exceeds the Maximum Amount, then the Company shall be required to obtain the most coverage available on terms and conditions at least as favorable as the directors’ and officers’ liability insurance in effect on the date hereof and for a cost not exceeding the Maximum Amount. Parent and the Surviving Corporation shall maintain such “tail” insurance in full force and effect for a period of six (6) years following the Closing Date, and continue to honor the obligations thereunder.

(c) In the event that the Company or any of its Subsidiaries or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, the Company or its applicable Subsidiary, as applicable, shall cause proper provision to be made so that the successors and assigns of the Company or its applicable Subsidiary assume the obligations set forth in this Section 6.4.

(d) The provisions of this Section 6.4 (i) shall survive the consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 6.4 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.

6.5 Stockholder Litigation. Subject to the preservation of privilege and confidential information, the Company shall give Parent the opportunity to participate in (but not control) the Company’s defense, prosecution, compromise or settlement of any litigation against the Company or its directors or officers relating to the Transactions and shall give due good faith consideration to Parent’s advice with respect to such litigation; provided, however, that the Company shall not settle any such litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

6.6 Additional Agreements. Each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with other parties to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (ii) obtain (A) from any Governmental Body any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, to effect the Closing as promptly as practicable, and in any event not later than three (3) Business Days prior to the End Date, and to avoid any Legal Proceeding by any Governmental Body or any other Person, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (B) from any third party any consents or notices that are required to be obtained or made by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, in connection with the transactions contemplated by this Agreement in the case of this clause (B), only to the extent that Parent, Merger Sub and the Company reasonably determine, after consultation and cooperation with one another, that such consent or notice should be obtained or made, (iii) cause the satisfaction of all conditions to the Merger set forth in Section 7, in each case, within its control, (iv) defend and seek to prevent the initiation of all actions, lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, nonappealable order, (v) seek to have lifted or rescinded any injunction or restraining order that may adversely affect the ability of the parties to consummate the transactions contemplated hereby, in each case until the issuance of a final, nonappealable order, (vi) prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Body to consummate the Merger or the other transactions contemplated by this Agreement, (vii) take all reasonable steps as may be necessary to obtain all such consents and approvals, and (viii) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under any other applicable Legal Requirement. Notwithstanding anything to the contrary herein, the Parties shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) or otherwise incur or assume or agree to incur or assume any liability that is not conditioned upon the consummation of the Merger, to satisfy its obligations pursuant to this Section 6.6.

6.7 Disclosure. The initial press releases relating to this Agreement shall be mutually agreed between the Company and Parent. Thereafter, the Parties shall consult with each other before issuing any further press release(s) or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release or public statement without the other Party’s written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company may, without the prior consent of Parent but subject to giving advance notice to Parent, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement; and the Company need not consult with Parent in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.4(e) or with respect to any Acquisition Proposal or Company Adverse Recommendation Change.

6.8 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

6.9 Section 16 Matters. The Company, and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company RSU Awards, Company Restricted Shares and Company Options in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and the rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.11 Estoppel Certificates. The Company shall use commercially reasonable efforts to provide to Parent a copy of an executed estoppel certificate, in a form reasonably acceptable to Parent, dated after the date of this Agreement, from each tenant, landlord or other counterparty set forth on Section 6.11 of the Company Disclosure Schedule. For the avoidance of doubt, to the extent an agreement with any counterparty set forth on Section 6.11 of the Company Disclosure Schedule provides a form of estoppel certificate, the provision of such executed form shall satisfy the Company’s obligations pursuant to this Section 6.11. Notwithstanding anything to the contrary herein, in no event shall the Company be required prior to the Effective Time to pay any fee or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) or otherwise incur or assume or agree to incur or assume any liability that is not conditioned upon the consummation of the Merger, to satisfy its obligations pursuant to this Section 6.11.

6.12 Financial Statements. During the Pre-Closing Period, the Company shall use reasonable best efforts to deliver to Parent:

(a) within five (5) Business Days after the end of each completed fiscal biweekly period, total sales, same store sales and gross product margins and other financial information reasonably requested by Parent (provided, that such other financial information is reasonably available to the Company) with respect to such completed fiscal biweekly period; and

(b) substantially concurrently with the delivery thereof in accordance with the Existing Indebtedness, a copy of each monthly financial reporting package (including any monthly borrowing base certificates) required to be delivered by the Company or any of its Subsidiaries pursuant to the Existing Indebtedness.

SECTION 7

CONDITIONS PRECEDENT TO THE MERGER

7.1 Condition to the Obligations of Each Party. The obligations of each Party to effect the Merger are subject to the satisfaction (or, if permitted by applicable Legal Requirements, waiver by mutual consent of Parent, Merger Sub and the Company) as of the Closing of each of the following conditions:

(a) the Company Stockholder Approval shall have been obtained; and

(b) there shall be no temporary restraining order, preliminary or permanent injunction or final judgment relating thereto issued by any Governmental Body of competent jurisdiction in any jurisdiction preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Body that temporarily or permanently prevents, prohibits or makes illegal the consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or, if permitted by applicable Legal Requirements, waiver by mutual consent of Parent and Merger Sub) as of the Closing of each of the following conditions:

(a) the representations and warranties of the Company set forth in Sections 3.3(a) – 3.3(d) (Capitalization) of this Agreement shall be accurate except for failures of such representations and warranties to be true and correct that, in the aggregate, would not result in more than a de minimis increase in the aggregate consideration payable by Parent and Merger Sub pursuant to Section 1 of this Agreement, as of the date of this Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(b) the representations and warranties of the Company set forth in Sections 3.1 (Due Organization; Subsidiaries, Etc.), 3.2 (Certificate of Incorporation and Bylaws), 3.3 (Capitalization) (other than 3.3(a) – 3.3(d)), 3.21 (Authority; Binding Nature of Agreement), 3.23 (Takeover Laws), 3.24 (Opinion of Financial Advisors) and 3.25 (Brokers and Other Advisors) of this Agreement shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects as of the date of this Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(c) the representations and warranties of the Company set forth in this Agreement (other than those referred to in Section 7.2(a) and (b) above) shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect;

(d) the Company shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Effective Time;

(e) since the date of this Agreement, there shall not have occurred any event, occurrence, circumstance, change or effect which has had a Material Adverse Effect;

(f) the Inventory (valued at lower of cost or market on a first in first out basis) as of two (2) Business Days prior to the Effective Time is equal or greater than the Inventory Threshold Requirement; and

(g) Parent and Merger Sub shall have received a certificate executed on behalf of the Company by an executive officer of the Company certifying (i) the conditions set forth in Sections 7.2(a) through (f) have been satisfied and (ii) the amount of the Inventory (valued at lower of cost or market on a first in first out basis) as of two (2) Business Days prior to the Effective Time.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction (or, if permitted by applicable Legal Requirements, waiver by the Company) as of the Closing of each of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of this Agreement and at and as of the Effective Time as if made on and as of the Effective Time (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have complied with or performed in all material respects the covenants and agreements they are required to comply with or perform at or prior to the Effective Time; and

(c) the Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

7.4 Waiver of Conditions. The conditions set forth in Section 7.1 may only be waived by written notice from each of Parent, Merger Sub and the Company. The conditions set forth in Section 7.2 may only be waived by written notice from Parent and Merger Sub. The conditions set forth in Section 7.3 may only be waived by written notice from the Company.

SECTION 8

TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company) (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Closing shall not have occurred on or prior to 11:59 p.m. Eastern Time, on the date that is one hundred and fifty (150) days after the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of this Agreement was the principal cause of, or resulted in, the Merger not being consummated by such date; provided, further, that if the Condition Satisfaction Date occurs before the End Date, then the End Date will be extended to the date that is one (1) Business Day after the date on which the Closing is required to occur in accordance with Section 1.1;

(c) by either Parent or the Company if (i) any Legal Requirement shall have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Body which prohibits or makes illegal the consummation of the Merger or (ii) a Governmental Body of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the consummation of the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of this Agreement was the principal cause of, or resulted in, the issuance of such final and nonappealable order, decree, ruling or other action or to any Party that has failed to use commercially reasonable efforts to remove such order, decree, ruling or other action;

(d) by Parent, if (i) the Board of Directors shall have failed to include the Company Board Recommendation in the Proxy Statement when mailed, or shall have effected a Company Adverse Recommendation Change; (ii) the Company shall have entered into an Alternative Acquisition Agreement; or (iii) the Board of Directors or the Company shall have willfully breached its obligations under Section 5.4 or Section 6.1;

(e) by the Company, prior to obtaining the Company Stockholder Approval, in order to accept a Superior Offer and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Board of Directors shall have determined, in good faith, constitutes a Superior Offer (a “Specified Agreement”); provided that (A) the Company and each of its Subsidiaries have complied in all material respects with Section 6.1(b)(i) in relation to such Superior Offer and (B) that such termination shall be effective only if the Company shall have paid the Termination Fee immediately prior to or substantially concurrently with such termination;

(f) by Parent, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in Sections 7.2(a) through (d) would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Merger Sub is then in breach of this Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 8.1(g);

(g) by the Company, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred such that either of the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and cannot be cured by Parent and/or Merger Sub by the End Date, or if capable of being cured in such time period, shall not have been cured within thirty (30) days of the date the Company gives Parent and/or Merger Sub written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in breach of the Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 8.1(f);

(h) by the Company, if (i) all conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their terms are to be satisfied by the delivery of documents or the taking of actions at the Closing, as applicable, each of which would be satisfied if the Closing were to occur at such time), (ii) Parent and Merger Sub have failed to consummate the Merger at the Closing at the time required pursuant to Section 1.1, (iii) following such failure, the Company has confirmed to Parent and Merger Sub by irrevocable written notice that the Company is ready, willing and able to effect the Closing on such date of notice and at all times during the three (3) Business Day period immediately thereafter, (iv) Parent and Merger Sub fail to effect the Closing prior to 5:00 p.m. Eastern Time on the third (3rd) Business Day following the date of receipt of such written notification by Parent and Merger Sub, and (v) this Agreement has not otherwise been terminated at the time; or

(i) by either Parent or the Company, if the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof).

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates following any such termination; provided, however, that (i) the final sentence of Section 5.1, this Section 8.2, Section 8.3 and Section 9 (other than Section 9.5(b)) shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (iii) the termination of this Agreement shall not relieve any Party from any liability for Fraud or willful breach of this Agreement prior to termination. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement, and “Fraud” means common law fraud under Delaware Legal Requirements with respect to the making of a representation or warranty contained in this Agreement with the actual knowledge that such representation or warranty was false when made or with reckless indifference to the truth of such representation or warranty.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) In the event that: (i) this Agreement is terminated by the Company pursuant to Section 8.1(e); (ii) this Agreement is terminated by Parent pursuant to Section 8.1(d) or Section 8.1(f); or (iii) (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(b)), or by either the Company or Parent pursuant to Section 8.1(i), (y) any Person shall have publicly disclosed a bona fide Acquisition Proposal and prior to such termination such Acquisition Proposal has not been unconditionally and publicly withdrawn and (z) within twelve (12) months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (which Acquisition Proposal is subsequently consummated, whether during or following such twelve (12)-month period) or consummated an Acquisition Proposal; provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay or cause to be paid to Parent or its designee the Termination Fee by wire transfer of same day funds (A) in the case of Section 8.3(b)(i), prior to or substantially concurrently with the execution of the Specified Agreement, (B) in the case of Section 8.3(b)(ii), within two (2) Business Days after such termination or (C) in the case of Section 8.3(b)(iii), prior to the date the definitive agreement referred to in clause (z) of this Section 8.3(b)(iii) is executed. Parent and the Company acknowledge that (A) the Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate Parent in circumstances in which the Termination Fee is payable, which amount would otherwise be impossible to calculate with precision and (B) in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion; provided that the foregoing shall not relieve the Company from any liability for Fraud or willful breach of this Agreement prior to such termination. As used herein, “Termination Fee” shall mean $2,000,000.

(c) In the event of any termination described in Section 8.3(b), (i) payment from the Company to Parent of the Termination Fee pursuant to Section 8.3(b) and any Enforcement Expenses payable under Section 8.3(f), shall be the sole and exclusive remedy of Parent, Merger Sub or any of their respective Affiliates against the Company and each of its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Representatives or Affiliates (collectively, “Company Related Parties”) relating to or arising out of the Transactions or this Agreement and shall constitute liquidated damages for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of the Termination Fee and the Enforcement Expenses, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and none of Parent, Merger Sub or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against any Company Related Party or any of its Affiliates relating to or arising out of this Agreement or the Transactions; provided that the foregoing shall not relieve any Company Related Party from any liability for Fraud or willful breach of this Agreement prior to such termination.

(d) In the event this Agreement is terminated by the Company (i) pursuant to Section 8.1(h) or (ii) pursuant to Section 8.1(g), Parent shall pay to the Company an amount equal to $3,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds within two (2) Business Days following such termination. Parent and the Company acknowledge that (A) the Parent Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate the Company in circumstances in which the Parent Termination Fee is payable, which amount would otherwise be impossible to calculate with precision and (B) in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion; provided that the foregoing shall not relieve Parent or Merger Sub from any liability for Fraud or willful breach of this Agreement prior to such termination.

(e) In the event of any termination described in Section 8.3(d), (i) payment from Parent to the Company of the Parent Termination Fee pursuant to Section 8.3(d) and any Enforcement Expenses payable under Section 8.3(f), shall be the sole and exclusive remedy of the Company, its Subsidiaries or any of their respective Affiliates against Parent and Merger Sub and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Representatives or Affiliates and any Debt Financing Source (collectively, “Parent Related Parties”) and shall constitute liquidated damages for any loss suffered as a result of the failure of the Merger and the Debt Financing to be consummated or for a breach or failure to perform hereunder or otherwise, and (ii) upon payment of the Parent Termination Fee and the Enforcement Expenses, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, including the Debt Financing, and none of the Company, its Subsidiaries or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against any Parent Related Party or any of its Affiliates relating to or arising out of this Agreement or the Transactions; provided that the foregoing shall not relieve Parent and/or Merger Sub from any liability for Fraud or willful breach of this Agreement prior to such termination.

(f) If the Company or Parent, as applicable, fails to pay when due any amount payable under this Section 8.3, and in order to collect such amount, Parent or the Company, as applicable, commences a Legal Proceeding that results in a judgment against the Company for the Termination Fee or Parent for the Parent Termination Fee, as applicable, then such Party shall reimburse the other for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such Legal Proceeding (such fees, costs and expenses, collectively, the “Enforcement Expenses”).

SECTION 9

MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Prior to the Effective Time, this Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time, whether before or after the Company Stockholder Approval has been obtained; provided that after the Company Stockholder Approval has been obtained, no amendment shall be made that by any Legal Requirement requires further approval by the Company’s stockholders without the further approval of such stockholders.

9.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (iii) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts. This Agreement (including its Exhibits, Annex and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in one (1) or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered to the other parties.

9.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement, including all matters of construction, validity and performance and any action or proceeding (whether in contract, tort or otherwise) arising out of this Agreement or any of the Transactions or any other agreements contemplated hereby shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 9.8. Each of the Parties irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the Delaware Courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (D) waives, to the fullest extent permitted by Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions (including failing to take such actions as are required of it hereunder to consummate the Transactions). Subject to the following sentence, the Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity (including monetary damages), and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.5(c).

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, that, (i) Parent may assign this Agreement to one (1) or more of its Affiliates without the prior consent of the Company as long as Parent shall continue to remain primarily liable for all of its obligations and liabilities hereunder and (ii) Parent (or one (1) or more of its Affiliates) shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations under this Agreement from and after the date of this Agreement, to any

Debt Financing Source pursuant to terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Debt Financing, and any such Debt Financing Source may exercise all of the rights and remedies of Parent (or its Affiliate, as applicable) hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the Definitive Debt Financing Agreements.

9.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except: (i) for if the Effective Time occurs, (A) the right of the Company’s stockholders to receive the Merger Consideration in accordance with the terms of this Agreement and (B) the right of the holders of Company Options, Company RSU Awards and Company Restricted Shares to receive the Merger Consideration pursuant to Section 1.6 following the Effective Time in accordance with the terms of this Agreement; (ii) for the provisions set forth in Section 6.4 of this Agreement (which are intended for the benefit of each Indemnified Person, each of whom will be third-party beneficiaries of these provisions); (iii) for the limitations on liability of the Company Related Parties set forth in Section 8.3(c); (iv) for the provisions set forth in Section 9.11 of this Agreement (which are intended for the benefit of the Debt Financing Sources, each of whom will be third-party beneficiaries of such provisions); and (v) that the Company shall have the right, on behalf of the holders of Shares, Company Options, Company RSU Awards and Company Restricted Shares to pursue and recover damages against Parent and Merger Sub for the loss of the Merger Consideration and any other applicable amount pursuant to this Agreement (including the loss of the premium that such holders would be entitled to receive pursuant to the terms this Agreement if the Merger were consummated in accordance with its terms), and other relief, including equitable relief; provided that the rights granted pursuant to this clause (v) shall be enforceable on behalf of the holders of Shares, Company Options, Company RSU Awards and Company Restricted Shares only by the Company, in its sole and absolute discretion, on behalf of such holders, and any amounts received by the Company in connection therewith may be retained by the Company.

9.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) two (2) Business Days after being sent by registered mail or by courier or express delivery service, or (iii) if emailed, upon transmission (provided no bounce-back or similar message of non-delivery is received with respect thereto); provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Surviving Corporation):

Worldwide Golf Group LLC

4800 Hampden Lane, Suite 900

Bethesda, MD 20814

Attention: Theodore Shin

Email: tshin@wgs.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention: Jeffrey A. Brill

Email: jeffrey.brill@skadden.com

Skadden, Arps, Slate Meagher & Flom LLP

2000 Avenue of the Stars

Los Angeles, CA 90067

Attention: David C. Eisman; Glen G. Mastroberte

Email: david.eisman@skadden.com; glen.mastroberte@skadden.com if to the Company (prior to the Effective Time):

Big 5 Sporting Goods Corporation

2525 East El Segundo Boulevard

El Segundo, California 90245

Attention: Ian R. Landgren, General Counsel and Corporate Secretary

Email: irl@Big5Corp.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, CA 92626

Attention: Michael Treska; Darren Guttenberg

Email: Michael.Treska@lw.com; Darren.Guttenberg@lw.com

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10 Obligation of Parent. Parent shall ensure that Merger Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Merger Sub under this Agreement, and Parent shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

9.11 Debt Financing Source Matters. Notwithstanding anything herein to the contrary (but in all cases subject to and without in any way limiting the liability or obligations of the Debt Financing Sources, and the rights, remedies and claims of Parent or any of its Affiliates, under or pursuant to the Commitment Letters or any other agreement entered into with respect to the Debt Financing), Company, on behalf of itself and its Affiliates, hereby (a) agrees that the Debt Financing Sources will not have any liability (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) for any claims, causes of action, obligations or any related losses, costs or expenses arising under, out of, in connection with or related in any manner to this Agreement or any of the Transactions or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, (b) agrees that the Commitment Letters, the Debt Fee Letters, the Definitive Debt Financing Agreements and/or the Debt Financing and any dispute arising under, out of, in connection with or related in any manner to the Commitment Letters, the Debt Fee Letters, the Definitive Debt Financing Agreements and/or Debt Financing will be governed by and construed in accordance with the Legal Requirements of the State of New York, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of laws thereof, (c) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LEGAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF THE COMMITMENT LETTERS, THE DEBT FEE LETTERS, THE DEFINITIVE DEBT FINANCING AGREEMENTS AND/OR THE DEBT FINANCING OR THE PERFORMANCE OF SERVICES IN RESPECT THEREOF OR THEREUNDER, (d) agrees (without limiting the foregoing clause (a)) that any suit, action or proceeding against the Debt Financing Sources which may arise pursuant to this Agreement, the Commitment Letters, the Debt Fee Letters, the Definitive Debt Financing Agreements and/or the Debt Financing or the performance of services in respect thereof or thereunder shall not be brought in any forum other than a New York State court or federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and the Company on behalf of itself and its Affiliates irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Legal Requirements, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and agrees that it will not support any of its Affiliates or any other Person in bringing, any suit, action or proceeding in any other court, (e) agrees that only Parent, Merger Sub, Surviving Corporation or their respective Subsidiaries shall be permitted to bring any claim (including any claim for specific performance) against a Debt Financing Source in connection with this Agreement, the Commitment Letters, the Debt Fee Letters, the Definitive Debt Financing Agreements and/or the Debt Financing or the performance of services in respect thereof or thereunder, (f) agrees that none of the Debt Financing Sources will have any liability to Company or any of its Affiliates or Representatives relating to or arising out of this Agreement, the Commitment Letters, the Debt Fee Letters, the Definitive Debt Financing Agreements and/or the Debt Financing or the performance of services in respect thereof or thereunder; and (g) agrees that the Debt Financing Sources are express third-party beneficiaries of this Section 9.11, and the Debt Financing Sources may enforce such rights under such provisions and such provisions (and any definitions used in such provisions or any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provisions would materially modify and abrogate the substance of this Section) shall not be amended, supplemented, waived or otherwise modified in any way adverse to any Debt Financing Source party to a Commitment Letter without the prior written consent of such Debt Financing Source. Notwithstanding anything herein to the contrary, in no event will the Company or any of its Subsidiaries or Affiliates or any other Person acting on their behalf have any rights or claims (including, without limitation, any actions, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort, or otherwise) against any Debt Financing Source in connection with this Agreement, the Commitment Letters, the Debt Fee Letters, the Definitive Debt Financing Agreements and/or the Debt Financing or any transaction contemplated hereby or thereby; provided, that this Section 9.11 shall not limit the rights of the parties to the Debt Financing under the Commitment Letters or other Definitive Debt Financing Agreements.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; words denoting any gender shall include all genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) All references to days or months shall be deemed references to calendar days or months unless otherwise specified herein, and if the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such.

(d) When calculating the period of time before which, within which or following which any action is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and the ending date shall be included.

(e) All references to “$” or dollar shall be deemed references to United States dollars and all calculations of a number of dollars shall be rounded to the nearest whole number of cents, as applicable, with 0.5 rounded up to the next whole cent, as applicable (aggregating all payments to be made to any Person prior to such rounding).

(f) “U.S.” or “United States” means the United States of America.

(g) As used in this Agreement, the words (i) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (ii) “either,” “or,” “neither,” “nor” and “any” shall not be exclusive and (iii) “any” means “any and all.”

(h) The words “hereof,” “herein,” “herewith” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole (including the Company Disclosure Schedule, Exhibits and Annexes hereto and thereto) and not to any particular provision of this Agreement.

(i) The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(j) As used in this Agreement, “ordinary course of business” means the ordinary course of business consistent with past practices.

(k) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement and references to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears.

(l) Except as otherwise explicitly specified to the contrary, references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case, as amended or otherwise modified from time to time.

(m) Except as otherwise explicitly specified to the contrary, references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

(n) Except as otherwise explicitly specified to the contrary, “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(o) Capitalized terms used in the Company Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

(p) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(q) The phrases “made available” and “delivered,” when used in reference to any documents or information made available to Parent, Merger Sub or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to mean (i) to the extent uploaded to, and accessible to Parent, Merger Sub or any of their respective Representatives in, the online data rooms hosted on behalf of the Company at www.datasite.com under the name “Thunderbolt VDR” at least 24 hours prior to the execution and delivery of this Agreement, (ii) filed with the SEC a Company SEC Document at least 24 hours prior to the execution and delivery of this Agreement or (iii) to the extent provided via email by the Company or its Representatives to Parent, Merger Sub or their respective Representatives at least 24 hours prior to the execution and delivery of this Agreement.

9.13 Guarantee. Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Company the due and punctual performance of Parent’s obligation to pay under the terms of this Agreement (i) the Parent Termination Fee pursuant and subject to the terms of Section 8.3(d), (ii) the Enforcement Expenses pursuant and subject to the terms of Section 8.3(f), (iii) if the Closing has occurred, all amounts payable pursuant and subject to the terms of Article I, (iv) all amounts payable pursuant and subject to the terms of Section 8.2(iii), and (v) all amounts payable pursuant and subject to the terms of the indemnification and reimbursement obligations set forth in Section 6.3, in each case, if and when due and payable (the “Obligations”). Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to or departure from the terms and conditions of this Agreement, in accordance with the terms of this Agreement. Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent, or (b) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against Parent. Guarantor hereby expressly waives promptness, diligence, notice of the acceptance of this guarantee, presentment, demand for payment, notice of non-performance, default, dishonor and protest, suretyship defenses, and all other notices of any kind. Other than as expressly set forth in this Section 9.13, the Company hereby agrees that Guarantor shall have all defenses (the “Guarantor Defenses”) to its obligations under this Section 9.13 that would be available to Parent in respect of this Agreement, whether pursuant to the terms of this Agreement or pursuant to any applicable Legal Requirement in connection therewith, including but not limited to all rights, setoffs, counterclaims, recoupments and other defenses (other than defenses arising from the bankruptcy, insolvency, dissolution or similar proceeding or lack of power or authority of Parent or defenses expressly waived hereby) and Guarantor shall be entitled to assert any such Guarantor Defense to the same extent that any such Guarantor Defense could be asserted by any of Parent in any action brought by any of the Company to enforce the Obligations. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the terms set forth in Section 9.13 are knowingly agreed in contemplation of such benefits. The Company may, at any time, take any and all actions available hereunder or under applicable law to enforce Guarantor’s obligations hereunder, regardless of whether action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions. In the event that any payment hereunder is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder as if such payment had not been made. Guarantor may not assign or delegate its rights, interests or obligations hereunder to any other person (by operation of law or otherwise) without the prior written consent of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

WORLDWIDE SPORTS GROUP HOLDINGS LLC

By:	/s/ Theodore Shin
Name: Theodore Shin
Title: Chief Executive Officer

WSG MERGER LLC

By:	/s/ Theodore Shin
Name: Theodore Shin
Title: Chief Executive Officer

Solely for purposes of Section 9.13,

WORLDWIDE GOLF GROUP LLC

By:	/s/ Theodore Shin
Name: Theodore Shin
Title: Chief Executive Officer

BIG 5 SPORTING GOODS CORPORATION

By:	/s/ Steven G. Miller
Name: Steven G. Miller
Title: Chairman, President and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” is defined in Section 5.4(a) of this Agreement.

Acceptable Debt Financing Terms. “Acceptable Debt Financing Terms” is defined in Section 6.3(a) of this Agreement.

Acquisition Proposal. “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of the Company or any of its Subsidiaries equal to more than 20% of the Company’s fair market value (as determined by the Board of Directors in good faith) of the consolidated assets of the Company and each of its Subsidiaries or to which more than 20% of the revenues or earnings of the Company and each of its Subsidiaries on a consolidated basis are attributable, (b) issuance or acquisition of more than 20% of the outstanding Company Common Stock, (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than 20% of the outstanding Company Common Stock or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that if consummated would result in any Person or group beneficially owning more than 20% of the outstanding Company Common Stock or 20% or more of the aggregate voting power or equity interests of the Company, the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, in each case other than the Transactions.

Affiliate. “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

Agreement. “Agreement” is defined in the preamble to this Agreement.

Alternative Acquisition Agreement. “Alternative Acquisition Agreement” is defined in Section 5.4(b) of this Agreement.

Alternative Debt Financing. “Alternative Debt Financing” is defined in Section 6.3(c) of this Agreement.

Anti-Corruption Laws. “Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act of 2012, and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.

ATF. “ATF” is defined in Section 3.14(b).

Board of Directors. “Board of Directors” shall mean the board of directors of the Company.

Book-Entry Shares. “Book-Entry Shares” shall mean non-certificated Shares represented by book entry.

Business Day. “Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Legal Requirements to be closed.

Capitalization Date. “Capitalization Date” is defined in Section 3.3(a) of this Agreement.

Certificates. “Certificates” is defined in Section 1.4(a) of this Agreement.

Change of Control Payment. “Change of Control Payment” is defined in Section 3.9(a)(x) of this Agreement.

Closing. “Closing” is defined in Section 1.1 of this Agreement.

Closing Date. “Closing Date” is defined in Section 1.1 of this Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Collective Bargaining Agreement. “Collective Bargaining Agreement” shall mean any written agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries, on the one hand, and any labor organization or other authorized employee representative representing Company employees, on the other hand.

Commitment Letters. “Commitment Letters” is defined in Section 4.7(a) of this Agreement.

Company. “Company” is defined in the preamble to this Agreement.

Company 401(k) Plan. “Company 401(k) Plan” is defined in Section 6.2(c) of this Agreement.

Company Adverse Recommendation Change. “Company Adverse Recommendation Change” is defined in Section 6.1(a) of this Agreement.

Company Acquisition Agreement. “Company Acquisition Agreement” is defined in Section 6.1(a) of this Agreement.

Company Board Recommendation. “Company Board Recommendation” is defined in Section 3.21 of this Agreement.

Company Common Stock. “Company Common Stock” is defined in Section 3.3(a) of this Agreement.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

Company Equity Award Consideration. “Company Equity Award Consideration” shall mean the Company Option Consideration, Company RSU Award Consideration and Company Restricted Share Consideration.

Company Equity Awards. “Company Equity Awards” shall mean the Company Options, Company RSU Awards and Company Restricted Shares.

Company Equity Plans. “Company Equity Plans” shall mean the Big 5 Sporting Goods Corporation 2007 Equity and Performance Incentive Plan and the Big 5 Sporting Goods Corporation 2019 Equity Incentive Plan.

Company IP. “Company IP” shall mean, collectively, (a) all Company Owned IP and (b) all Company Licensed IP.

Company IT Systems. “Company IT Systems” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, databases, data communications lines, network and telecommunications equipment and all other information technology equipment, infrastructure, systems and networks, and all associated documentation owned or used by, or licensed or leased to, the Company or any of its Subsidiaries (excluding any public networks).

Company Licensed IP. “Company Licensed IP” means all third-party Intellectual Property Rights licensed to the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries have been granted any other similar right or immunity (including any non-assert or covenant not to sue).

Company Option Consideration. “Company Option Consideration” is defined in Section 1.6(a).

Company Options. “Company Options” shall mean all compensatory options to purchase Shares issued pursuant to a Company Equity Plan or other written agreement.

Company Owned IP. “Company Owned IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

Company Preferred Stock. “Company Preferred Stock” is defined in Section 3.3(a) of this Agreement.

Company Related Parties. “Company Related Parties” is defined in Section 8.3(c) of this Agreement.

Company Restricted Share. “Company Restricted Share” shall mean each share of Company Common Stock issued under any Company Equity Plan or otherwise that is unvested and subject to vesting or transfer restrictions.

Company Restricted Share Consideration. “Company Restricted Share Consideration” is defined in Section 1.6(c).

Company RSU Award. “Company RSU Award” shall mean each award of restricted stock units issued under any Company Equity Plan or otherwise granted with respect to Shares, including restricted stock units subject to performance vesting conditions.

Company RSU Award Consideration. “Company RSU Award Consideration” is defined in Section 1.6(b).

Company SEC Documents. “Company SEC Documents” is defined in Section 3.4(a) of this Agreement.

Company Stockholder Approval. “Company Stockholder Approval” is defined in Section 3.21 of this Agreement.

Condition Satisfaction Date. “Condition Satisfaction Date” shall mean the date on which the conditions set forth in Section 7, other than those conditions which, by their terms or nature, are to be satisfied at the Closing, are satisfied or, to the extent permitted by applicable Legal Requirements, so waived in writing.

Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 5.1 of this Agreement.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization.

Continuing Employee. “Continuing Employee” shall mean each employee of the Company or any of its Subsidiaries who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any Affiliate thereof) on or following the Effective Time.

Contract. “Contract” shall mean any binding agreement, contract, subcontract, lease, sublease, understanding, instrument, bond, debenture, note, option, warrant, license, sublicense, obligation, arrangement, commitment or undertaking of any nature.

Copyrights. “Copyrights” is defined in the definition of Intellectual Property Rights.

Current D&O Insurance. “Current D&O Insurance” is defined in Section 6.4(b) of this Agreement.

Customarily Redacted. “Customarily Redacted” is defined in Section 4.7(a) of this Agreement.

Data Privacy Laws. “Data Privacy Laws” shall mean all applicable privacy, security, and data protection Legal Requirements of any applicable jurisdiction (including, by way of example only, the Health Insurance Portability and Accountability Act, the European Union’s General Data Protection Regulation and the California Consumer Privacy Act).

Debt Fee Letters. “Debt Fee Letters” is defined in Section 4.7(a) of this Agreement.

Debt Financing. “Debt Financing” is defined in Section 4.7(a) of this Agreement.

Debt Financing Failure. “Debt Financing Failure” means that the proceeds of all or part of the Debt Financing are not available to Parent pursuant to the terms of the Commitment Letters on the date on which Closing was required to have occurred pursuant to Section 1.1 (other than as a result of (i) a breach of any Commitment Letter by Parent or any of its Affiliates or (ii) a breach of this Agreement by Parent or Merger Sub).

Debt Financing Sources. “Debt Financing Sources” shall mean, collectively, the financial institutions and other parties to the Commitment Letters and any other Persons that provides, or has entered into, or in the future enters into, any binding agreement with Parent or its Affiliates in connection with, or that is otherwise acting as a lender, arranger, bookrunner, manager, agent, or any other entity acting in a similar representative capacity in respect of all or any part of the Debt Financing in connection with the Transactions and any other financial institutions, lenders or investors with respect to the Debt Financing, together with their respective Affiliates, and such Person’s or any of its Affiliates’ respective direct or indirect, former, current or future managers, officers, directors, employees, general or limited partners, trustees, equityholders, controlling persons, agents, advisors and representatives of the foregoing, and their respective successors and assigns.

Definitive Debt Financing Agreements. “Definitive Debt Financing Agreements” is defined in Section 6.3(c) of this Agreement.

Delaware Courts. “Delaware Courts” is defined in Section 9.5(a) of this Agreement.

Determination Notice. “Determination Notice” is defined in Section 6.1(b)(i) of this Agreement.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Dissenting Shares. “Dissenting Shares” is defined in Section 1.5 of this Agreement.

DTC. “DTC” is defined in Section 1.4(b) of this Agreement.

Effective Time. “Effective Time” is defined in Section 1.2(b) of this Agreement.

Employee Plan. “Employee Plan” shall mean any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, other equity-based plan, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance benefits (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and (c) employment, consulting, severance, change in control, retention, transaction or similar agreement, and each other employee benefit plan, or arrangement, in each case, whether or not in writing and that is (i) sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the current or future benefit of any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, (ii) with respect to which the Company or any of its Subsidiaries has any direct or indirect liability, or (iii) to which the Company or any of its Affiliates is a party.

Encumbrance. “Encumbrance” shall mean any lien (statutory or consensual), pledge, hypothecation, mortgage, deed of trust, security interest, Uniform Commercial Code financing statement, encumbrance, encroachment, claim, charge, lease, sublease, license, assignment, sale, transfer, disposition, assessment, covenant, privilege, servitude, easement, restriction, variance, imperfection or defect in title, option, right of first refusal or first offer, preemptive right or other restriction of any nature (including restrictions on transferability, use or voting) or any other agreement, matter or arrangement (whether voluntary or involuntary, choate or inchoate or pursuant to any Legal Requirement) that has the same or a similar effect to the granting of security, securing payment or performance of an obligation or any similar right of any kind (including any conditional sale or other title retention agreement).

End Date. “End Date” is defined in Section 8.1(b) of this Agreement.

Enforceability Exceptions. “Enforceability Exceptions” is defined in Section 3.7(c) of this Agreement.

Enforcement Expenses. “Enforcement Expenses” is defined in Section 8.3(f) of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution, contamination, protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and protection of human health (solely with respect to exposure to Hazardous Materials), including any Legal Requirements or regulation relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

ERISA Affiliate. “ERISA Affiliate” is defined in Section 3.17(f).

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934.

Exchange Agent. “Exchange Agent” is defined in Section 1.4(a) of this Agreement.

Existing Indebtedness. “Existing Indebtedness” shall mean that certain First Amended and Restated Loan, Guaranty and Security Agreement, dated as of December 18, 2024 among Big 5 Sporting Goods Corporation, Big 5 Corp. and Big 5 Services Corp., certain subsidiaries joined thereto from time to time as guarantors, the financial institutions party to thereto from time to time as lenders, and Bank of America, N.A., as agent.

Ex-Im Laws. “Ex-Im Laws” shall mean all U.S. and non-U.S. Legal Requirements relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations and the customs and import Legal Requirements administered by U.S. Customs and Border Protection.

Export Control Laws. “Export Control Laws” shall mean all applicable U.S. Legal Requirements relating to (a) economic and trade sanctions and embargoes imposed by OFAC or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the International Traffic in Arms Regulations, 22 C.F.R. parts 120-130, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986.

Financing Amount. “Financing Amount” is defined in Section 4.7(e) of this Agreement.

Fraud. “Fraud” is defined in Section 8.2 of this Agreement.

GAAP. “GAAP” is defined in Section 3.4(b) of this Agreement.

Government Official. “Government Official” refers to (i) any public or elected official, officer, employee (regardless of rank), or person acting on behalf of a national, provincial, or local government, department, agency, instrumentality, state-owned or state-controlled company, public international organization, political party or entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government and (ii) any party official or candidate for political office or any person acting on behalf of such party official or candidate for political office.

Governmental Authorization. “Governmental Authorization” shall mean any: permit, license, certificate, waivers, franchise, permission, clearance, consent, approval, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. “Governmental Body” shall mean any: (a) transnational, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental, regulatory or administrative authority of any nature including any governmental division, department, agency, commission, board, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal (public or private), any political, legislative or executive subdivision thereof and any staff member of the foregoing.

Guarantor. “Guarantor” is defined in the preamble to this Agreement.

Guarantor Defense. “Guarantor Defense” is defined in Section 9.13 to this Agreement.

Hazardous Materials. “Hazardous Materials” shall mean: any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law or (ii) can form the basis of any liability under any Environmental Law including any petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, mold, and fungi, including related precursors and breakdown products.

Improvements. “Improvements” is defined in Section 3.7(e) of this Agreement.

In the Money Company Option. “In the Money Company Option” shall mean each Company Option that is not an Out of the Money Company Option.

Indebtedness. “Indebtedness” shall mean, with respect to any Person, the aggregate amount of all liabilities of such Person and its Subsidiaries, without duplication (including any applicable interest and premiums, penalties, fees, expenses, breakage costs, payments resulting from a change of control, or repayment costs (including with respect to any prepayment or termination thereof (regardless if any of such are actually paid or terminated) or any increased amount owed thereunder in connection with the Transactions)) (i) for borrowed money (including the issuance of any debt security), (ii) relating to leases classified as capital or financial leases in the Financial Statements in accordance with GAAP, (iii) evidenced by notes, bonds, debentures or similar Contracts (other than accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business), (iv) in respect of letters of credit and bankers’ acceptances (to the extent drawn down), (v) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person or its Subsidiaries (even though the rights under the agreement in the event of default are limited to repossession or sale of such property), (vi) for deferred and unpaid purchase price of assets, property, securities or services, including all earn-out payments, seller notes, and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, (vii) relating to interest rate swap, forward contract, currency or other hedging arrangements, to the extent payable if terminated, or (viii) in the nature of any guaranty of any such obligations described in clauses (i) through (vii) of any Person.

Indemnified Persons. “Indemnified Persons” is defined in Section 6.4(a) of this Agreement.

Intellectual Property Rights. “Intellectual Property Rights” shall mean any and all intellectual property and industrial property rights of every kind and description throughout the world, including all U.S. and foreign (i) patents and patent applications, including all provisionals, nonprovisionals, continuations, continuations-in-part, divisionals, reissues, extensions, re-

examinations, substitutions, and extensions thereof and the equivalents of any of the foregoing in any jurisdiction (“Patents”), (ii) trademarks, service marks, trade names, logos, slogans, trade dress, design rights, domain names and other similar designations of source or origin, whether or not registered and applications and registrations for, and all goodwill associated with, the foregoing (“Trademarks”), (iii) copyrights and applications and registrations for the foregoing (“Copyrights”), (iv) confidential and proprietary know-how, inventions, processes, formulae, models, methodologies, specifications, and (v) rights in software, database rights and industrial property rights.

Intervening Event. “Intervening Event” shall mean any event, occurrence, circumstance, change or effect that materially affects the business, assets or operations of the Company and each of its Subsidiaries (taken as a whole) (other than any event, occurrence, circumstance, change or effect primarily resulting from a breach of this Agreement by the Company) occurring or arising after the date of this Agreement that was neither known to the Board of Directors nor reasonably foreseeable as of or prior to the date of this Agreement, which event, occurrence, circumstance, change or effect becomes known to the Board of Directors prior to the Company Stockholder Meeting, other than (a) changes in the Company Common Stock trading volume or price, in and of itself, or any other securities of the Company and each of its Subsidiaries, including lack of compliance with the requirement for continued listing on The Nasdaq Global Market (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), (b) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (c) the fact that, in and of itself, the Company meets or exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded), or (d) consisting of or resulting from a breach of this Agreement by the Company.

Inventory. “Inventory” means, as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; all raw materials; and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in the Company’s business, including without limitation in-transit inventory (for the purposes of determining the Inventory Threshold Requirement) and all capitalized costs associated with such goods in accordance with GAAP (but excluding equipment).

Inventory Threshold Requirement. “Inventory Threshold Requirement” shall mean an amount determined in accordance with the following table:

Effective Time	Inventory Threshold Requirement (in millions)
On or before September 30, 2025	$230.0
After September 30, 2025 and on or before October 31, 2025	$230.2 - $235.0[1]
After October 31, 2025 and on or before November 30, 2025	$235.3 - $245.0[2]
After November 30, 2025 and on or before the End Date	$245.0

[1]	Inventory Threshold Requirement will increase daily throughout the month of October, increasing by $0.16 million each day
[2]	Inventory Threshold Requirement will increase daily throughout the month of November, increasing by $0.33 million each day

IRS. “IRS” shall mean the U.S. Internal Revenue Service.

knowledge. “knowledge” with respect to an Entity shall mean, with respect to any matter in question, the actual knowledge of any of such Entity’s executive officers (except where such Entity is the Company, in which case “knowledge” shall mean the actual knowledge of only the executive officers set forth on Section A of the Company Disclosure Schedule) after reasonable inquiry by such executive officer, including of their direct reports.

Leases. “Leases” is defined in Section 3.7(b) of this Agreement.

Leased Real Property. “Leased Real Property” is defined in Section 3.7(b) of this Agreement.

Legal Proceeding. “Legal Proceeding” shall mean any judicial, administrative or arbitral action, suit, claim, charge, audit, complaint, claim, charge, examination, litigation, arbitration, proceeding (public or private, including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, review, inquiry or investigation commenced, brought, conducted or heard by or before any Governmental Body.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, common law, code, edict, decree, order, rule, regulation, ruling, guidance or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq or another stock exchange), including Export Control Laws, the Foreign Corrupt Practices Act and other Anti-Corruption Laws, in each case to the extent applicable to the products and performance obligations under this Agreement.

Major Supplier. “Major Supplier” is defined in Section 3.10.

Material Adverse Effect. “Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the Transactions on or before the End Date (as extended pursuant to this Agreement) or (b) the business, assets, condition (financial or otherwise) or results of operations of the Company and each of its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) any event, occurrence, circumstance, change or effect resulting from compliance with this Agreement or the announcement, pendency or performance of the Transactions (other than for purposes of any representation or warranty contained in Section 3.22), including (A) the identity of Parent, Merger Sub or their Affiliates, (B) the termination of (or failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners and (C) any departure of any officers, directors, employees or independent contractors of the Company or its Subsidiaries; (iii) any event, occurrence, circumstance, change or effect generally affecting the industries in which the Company and each of its Subsidiaries operate or in the economy generally or other general business, financial or market conditions; (iv) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to general changes in the financial, credit, banking, securities or capital markets in any country or region in the world in which the Company and each of its Subsidiaries operate (including any disruption thereof and any decline in the price of any market index) and including general changes or developments in or relating to currency exchange or interest rates; (v) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any political or social conditions (or changes in such conditions) in any country or region in the world in which the Company and each of its Subsidiaries operate, act of terrorism, war, national or international calamity, natural disaster, acts of god, epidemic, pandemic or any other similar event; (vi) the failure of the Company to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any adverse effect arising from any action taken by the Company at the written direction or written request of Parent or Merger Sub or any action required to be taken by the Company pursuant to this Agreement; (viii) any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change or proposed change in, or any compliance with or action taken for the purpose of complying with any change or proposed change in, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP); or (ix) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company arising out of the Merger or in connection with the other Transactions; provided that any event, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), (v) and (viii) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event, occurrence, circumstance, change or effect disproportionately affects the Company and each of its Subsidiaries relative to other participants in the industries in which the Company and each of its Subsidiaries operate (in which case, the incremental disproportionate impact or impacts may be taken into account in determining whether there is a Material Adverse Effect).

Material Contract. “Material Contract” is defined in Section 3.9(a) of this Agreement.

Material Leases. “Material Leases” is defined in Section 6.11 of the Company Disclosure Schedule.

Maximum Amount. “Maximum Amount” is defined in Section 6.4(b) of this Agreement.

Merger. “Merger” is defined in the Recitals to this Agreement.

Merger Consideration. “Merger Consideration” is defined in Section 1.3(a)(iii) of this Agreement.

Merger Sub. “Merger Sub” is defined in the preamble to this Agreement.

Nasdaq. “Nasdaq” shall mean The Nasdaq Global Market.

New Plan. “New Plan” is defined in Section 6.2(b) of this Agreement.

NLRB. “NLRB” is defined in Section 3.17(a) of this Agreement.

Obligations. “Obligations” is defined in Section 9.13 to this Agreement.

OFAC. “OFAC” shall mean the Office of Foreign Assets Control within the U.S. Department of the Treasury.

Out of the Money Company Option. “Out of the Money Company Option” is defined in Section 1.6(a).

Owned Real Property. “Owned Real Property” is defined in Section 3.7(a).

Parent. “Parent” is defined in the preamble to this Agreement.

Parent 401(k) Plan. “Parent 401(k) Plan” is defined in Section 6.2(c) of this Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any event, occurrence, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions on or before the End Date (as extended in accordance with this Agreement).

Parent Termination Fee. “Parent Termination Fee” is defined in Section 8.3(d) of this Agreement.

Parent Related Party. “Parent Related Party” is defined in Section 8.3(e) of this Agreement.

Parties. “Parties” is defined in the preamble to this Agreement.

Patents. “Patents” is defined in the definition of Intellectual Property Rights.

Payment Fund. “Payment Fund” is defined in Section 1.4(a) of this Agreement.

Payoff Amount. “Payoff Amount” is defined in Section 6.3(j) of this Agreement.

Payoff Letters. “Payoff Letters” is defined in Section 6.3(j) of this Agreement.

Permit. “Permit” shall mean any permit, license, authority, registration, concession, grant, franchise, certificate, accreditation, clearance, consent, approval, identification numbers exemption, waiver, filing or other authorization issued or required by any Governmental Body under any applicable Legal Requirement.

Permitted Encumbrance. “Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes that are not due and payable or the validity of which is being contested in good faith by appropriate proceedings and for which a reserve has been established in accordance with GAAP, (b) Encumbrances of carriers, warehousemen, mechanics, materialmen, workmen, laborers, and repairmen or other like Encumbrances, in each case, disclosed to Parent and imposed or permitted by Legal Requirements in the ordinary course of business for amounts that are not due and payable and which are not, individually or in the aggregate, significant, (c) Encumbrances arising under or created by any Lease (other than capital leases and leases underlying sale and leaseback transactions) affecting the underlying fee interest of the applicable Leased Real Property in favor of the landlord thereunder in accordance with the terms of such Lease that are not caused by a default by the Company or any of its Subsidiaries and do not, individually or in the aggregate, materially impair the business operations of the Company and/or its Subsidiaries, (d) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the express terms of such Contract, (e) licenses of or other grants of rights to use or obligations with respect to Intellectual Property Rights in the ordinary course of business, (f) in the case of Real Property, zoning, entitlement, building and other land use Legal Requirements imposed by Governmental Bodies having jurisdiction over such Real Property which are not violated by the current use or occupancy of the applicable Real Property and which do not, individually or in the aggregate, materially impair the value, occupancy or use of the Real Property subject thereto, (g) Encumbrances relating to intercompany borrowings among a Person and its wholly owned subsidiaries, (h) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (i) Encumbrances imposed or promulgated by applicable Legal Requirements or any Governmental Body with respect to real property, including zoning, building, land use or similar restrictions but only to the extent that Company and its Subsidiaries and their assets are materially in compliance with the same, and (j) any Encumbrances arising under the Existing Indebtedness and the other loan documents related thereto to be released pursuant to the terms of the Payoff Letter.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Information. “Personal Information” shall mean any information or data that constitutes “personal data,” “personal information,” or any comparable term otherwise regulated with respect to the Processing thereof, under any Data Privacy Laws.

Pre-Closing Period. “Pre-Closing Period” is defined in Section 5.1 of this Agreement.

Privacy Requirements. “Privacy Requirements” shall mean all (i) Data Privacy Laws, (ii) internal and external privacy policies, programs and procedures, (iii) contractual obligations and (iv) applicable industry or nongovernmental regulatory body rules, regulations and standards, in each case of the foregoing (i)-(iv), to the extent relating to (x) data privacy, cybersecurity or the privacy of individuals or (y) the Processing of any Personal Information or other sensitive, regulated or confidential data by or on behalf of any Person.

Process. “Process” shall mean, as to any data or information, to collect, use, disclose, transfer, transmit, disseminate, store, retain, manage, control, host, dispose of, process, analyze, or otherwise handle. “Processing” shall have a correlative meaning.

Processing Entities. “Processing Entities” is defined in Section 3.8(h) of this Agreement.

Proxy Statement. “Proxy Statement” means the proxy statement of the Company to be filed with the SEC in connection with the Merger and any amendments or supplements thereto.

Real Property. “Real Property” shall mean, individually and collectively, the Owned Real Property and the Leased Real Property.

Registered IP. “Registered IP” shall mean all Patents, Trademarks and Copyrights that are registered or issued under the authority of any Governmental Body, and all applications for any of the foregoing.

Release. “Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment.

Representatives. “Representatives” shall mean officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives.

Restricted Terms. “Restricted Terms” is defined in Section 6.3(b) of this Agreement.

Sanctioned Country. “Sanctioned Country” shall mean any country or region that is (or the government of which is) or has been since April 24, 2019, the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, Venezuela and the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions of Ukraine).

Sanctioned Person. “Sanctioned Person” shall mean any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons, the UK Sanctions List, and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

Sanctions Laws. “Sanctions Laws” shall mean all U.S. and non-U.S. Legal Requirements relating to economic or financial sanctions, restrictions, requirements, or trade embargoes, or restrictive measures enacted, imposed, administered, or enforced including the Legal Requirements administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union and any member state thereof, His Majesty’s Treasury of the UK, or other relevant sanctions authority.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” is defined in Section 3.4(a) of this Agreement.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933.

Shares. “Shares” is defined in Section 1.3(a)(i) to this Agreement.

Specified Agreement. “Specified Agreement” is defined in Section 8.1(e) of this Agreement.

Stockholder Meeting. “Stockholder Meeting” is defined in Section 5.3(a) of this Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Superior Offer. “Superior Offer” shall mean a bona fide written Acquisition Proposal that the Board of Directors determines, in its good faith judgment, after consultation with outside legal counsel and its financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 6.1(b)(i)); provided that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Surviving Corporation. “Surviving Corporation” is defined in the Recitals to this Agreement.

Takeover Laws. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

Tax. “Tax” shall mean any federal, state, local, or foreign or other tax (including any net income tax, gross income tax, franchise tax, capital gains tax, gross receipts tax, gross profits tax, branch profits tax, value-added tax, surtax, estimated tax, escheat or unclaimed property tax, employment tax, unemployment tax, national health insurance tax, excise tax, estimated tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, service tax, property tax, business tax, withholding tax or payroll tax), impost, tariff, duty, levy, assessment, or other charge (in each case, in the nature of taxes), whether disputed or not together with any interest, penalties, or additions to tax with respect thereto.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate or other document or information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any attachments or supplements thereto or amendments thereof.

Termination Fee. “Termination Fee” is defined in Section 8.3(b) of this Agreement.

Trade Control Laws. “Trade Control Laws” is defined in Section 3.15(a) of this Agreement.

Trademarks. “Trademarks” is defined in the definition of Intellectual Property Rights.

Transactions. “Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including the Merger.

Treasury Regulations. “Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

WARN Act. “WARN Act” is defined in Section 3.17(p) of this Agreement.

ANNEX I

FORM OF

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

ANNEX II

FORM OF

BYLAWS OF THE SURVIVING CORPORATION

Exhibit 99.1

BIG 5 SPORTING GOODS CORPORATION ENTERS INTO DEFINITIVE

AGREEMENT TO BE ACQUIRED BY A PARTNERSHIP COMPRISED OF

WORLDWIDE GOLF AND CAPITOL HILL GROUP

EL SEGUNDO, Calif. & BETHESDA, Md., June 30, 2025 (GLOBE NEWSWIRE) — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company” or “Big 5”), a leading sporting goods retailer, today announced it has entered into a definitive merger agreement (the “Agreement”) to be acquired by a partnership comprised of Worldwide Golf and Capitol Hill Group, in an all-cash transaction valued at approximately $112.7 million in enterprise value, including the assumption of approximately $71.4 million in credit line borrowing as of June 29, 2025.

Pursuant to the Agreement, subject to the terms and satisfaction of the conditions thereof, Big 5 stockholders will receive $1.45 per share in cash. This represents a premium of approximately 36% to the company’s 60-day volume weighted average price.

“This transaction marks an exciting new chapter for Big 5 that allows the Company to carry on its legacy of serving customers with quality sporting goods at an exceptional value while maximizing value for our stockholders,” said Steven G. Miller, Chairman, President and Chief Executive Officer of Big 5 Sporting Goods Corporation. “I want to thank our dedicated employees, loyal customers and valued vendors who continue to support Big 5 in each of the communities we serve.”

Worldwide Golf is a leading nationwide retailer of golf equipment, apparel, shoes and accessories. Capitol Hill Group is a Bethesda, Maryland-based private investment firm with diversified holdings, including retail. This acquisition combines Capitol Hill Group’s financial resources with Worldwide Golf’s specialty retail expertise to provide Big 5 with the long-term capital and strategic support to re-energize growth and further build on its competitive position in the sporting goods retail sector across its western United States footprint. Big 5 will remain an independent company within the Capitol Hill Group portfolio and leverage the combined resources of the partnership.

“We are thrilled to support the next stage of the company’s evolution,” said Theodore Shin, Chief Executive Officer of Capitol Hill Group. “Big 5 has built an impressive foundation as a leading bricks and mortar sporting goods retailer. We also admire the deep history and culture of the company, and look forward to carrying that forward into the future.”

The transaction, which has been unanimously approved by Big 5’s Board of Directors (“Board”), is subject to certain closing conditions, including the approval of Big 5’s stockholders, and is expected to close in the second half of 2025, subject to the satisfaction of those conditions. After careful consideration of the transaction, Big 5’s Board believes this all-cash transaction creates immediate and certain stockholder value. Upon completion of the transaction, Big 5’s common stock will no longer be listed on the Nasdaq Stock Exchange, and Big 5 will become a private company.

Moelis & Company LLC served as financial advisor and Latham & Watkins LLP served as legal advisor to the Company. Skadden, Arps, Slate, Meagher & Flom LLP, Holland & Knight LLP, and Sklar Kirsh LLP served as legal advisors to Capitol Hill Group and its related entities.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, currently operating 414 stores under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 12,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

About Worldwide Golf

Worldwide Golf is a leading golf retailer in the United States and Canada. Serving golfing communities since 1963, the company has grown from 1 retail store in San Diego to 95+ stores across 25 states and built a complementary e-commerce presence through multiple e-commerce sites, including worldwidegolfshops.com, globalgolf.com, fairwaystyles.com, coolclubs.com and getclubs.com, among others. The company operates under multiple regional sub-brands, including Roger Dunn Golf Shops, Edwin Watts Golf Shops, Golfers’ Warehouse, The Golf Mart, Van’s Golf Shops, Uinta Golf, Las Vegas Golf Superstore, Bobick’s, Global Golf Outlet, Mike’s Golf Outlet, Cool Clubs and Golfdom. Over its multiple decades, Worldwide Golf has gained a loyal following with golf enthusiasts and maintained a dominant position in the marketplace.

About Capitol Hill Group

Capitol Hill Group is a private investment firm founded in 1992 and is based in Bethesda, Maryland. The firm invests across various stages of company growth from early-stage venture to public equities. The firm currently has private investments in various sectors, including brick and mortar retail, e-commerce, apparel, logistics and real estate.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this communication that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the proposed acquisition of Big 5 Sporting Goods Corporation (“Big 5”) and the expected timing thereof. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “approach,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on Big 5, Parent and Merger Sub’s management’s current expectations, estimates, projections, beliefs and assumptions made by Big 5, Parent and Merger Sub, all of which are subject to change. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond Big 5, Parent and Merger Sub’s control, and are not guarantees of future results. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements and you should not place undue reliance on any such statements, and caution must be exercised in relying on forward-looking statements. The following factors could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) the proposed merger may not be completed in a timely manner or at all or that the approval of Big 5’s stockholders is not obtained; (ii) the failure to realize the anticipated benefits of the proposed merger; (iii) the possibility that competing offers or acquisition proposals for Big 5 will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require Big 5 to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the merger on Big 5, Parent or Merger Sub’s ability to retain and hire key personnel, or their respective operating results and business generally; (vii) there may be liabilities related to the merger that are not known, probable or estimable at this time or unexpected costs, charges or expenses; (viii) the merger may result in diversion of Big 5, Parent or Merger Sub’s management’s time and attention to issues relating to the merger; (ix) there may be significant transaction costs in connection with the merger; (x) legal proceedings or regulatory actions may be instituted against Big 5, Parent or Merger Sub following the announcement of the merger, which may have an unfavorable outcome; (xi) Big 5’s stock price may decline significantly if the merger is not consummated; (xii) the ability of Parent and Merger Sub to integrate and implement their respective plans, forecasts and other expectations with respect to Big 5’s business after the completion of the proposed transaction and realize additional opportunities for growth and innovation; (xiii) Big 5, Parent and Merger Sub’s ability to implement their respective business strategies; (xiv) the risks related to Parent and Merger Sub’s financing of the proposed transaction; and (xv) the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities or current or future pandemics or epidemics, as well as Big 5, Parent and Merger Sub’s response to any of the aforementioned factors. In addition, a number of other important factors could cause Big 5’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements, including but not limited to those important factors discussed under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of Big 5’s Annual Report on Form 10-K for its fiscal year ended December 29, 2024, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by Big 5, each as filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in Big 5’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and the Investor Relations section of Big 5’s website at https://www.big5sportinggoods.com/store/company/investorrelations. These risks should not be considered a complete statement of all potential risks and uncertainty, and are discussed more fully, along with other risks associated with the proposed transaction, in the Proxy Statement (as defined below) to be filed with the SEC in connection with the proposed transaction. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, Big 5 does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing Big 5’s views as of any date subsequent to the date of this communication.

Additional Information

This communication may be deemed solicitation material in respect of the proposed acquisition of Big 5. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed merger. Big 5 expects to file with the SEC a proxy statement (the “Proxy Statement”), the definitive version of which will be sent or provided to Big 5 stockholders, and other relevant documents in connection with the proposed merger. This document is not a substitute for the Proxy Statement or any other document which Big 5 may file with the SEC. Investors and securityholders of Big 5 are urged to read the Proxy Statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about the Company and the proposed merger. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Big 5 with the SEC at the SEC’s website at www.sec.gov and at Big 5’s website at https://www.big5sportinggoods.com/store/company/investorrelations.

Participants in the Solicitation

Big 5 and certain of its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed merger. Information regarding Big 5’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Big 5’s proxy statement for its 2025 annual meeting of stockholders

(the “Annual Meeting Proxy Statement”), which was filed with the SEC on April 23, 2025, and will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the proposed transaction (if and when they become available). To the extent holdings of Big 5’s securities by its directors or executive officers have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement relating to the proposed transaction when it is filed with the SEC. Investors and security holders may obtain free copies of these documents using the sources indicated above.

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Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

Investor Relations - ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

Capitol Hill Group

Main Office

(202) 543-4212